UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934 (Amendment No. )

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NBT Bancorp Inc.
(Name of Registrant as Specified in Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NBT Bancorp Inc.
52 South Broad Street
Norwich, New York 13815

NOTICE OF 2014 ANNUAL MEETING OF SHAREHOLDERS

NBT Bancorp Inc. (“NBT”) will hold an annual meeting of shareholders at the DoubleTree by Hilton Binghamton, 225 Water Street, Binghamton, New York 13901 on Tuesday, May 6, 2014 at 10:00 a.m. local time for the following purposes:

1.	To elect five directors, four each for a three-year term and one for a one-year term (Proposal 1);

2.	To approve, on a non-binding, advisory basis, the compensation paid to the Company’s named executive officers, as disclosed in the Compensation Discussion and Analysis, compensation tables and other related tables and narrative discussion (“Say on Pay”) (Proposal 2);

3.	To ratify the appointment of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2014 (Proposal 3); and

4.	To transact such other business as may properly come before the NBT annual meeting.

We have fixed the close of business on March 14, 2014 as the record date for determining those shareholders of NBT entitled to vote at the NBT annual meeting and any adjournments or postponements of the meeting. Only holders of record of NBT common stock at the close of business on that date are entitled to notice of and to vote at the NBT annual meeting.

By Order of the Board of Directors of
NBT Bancorp Inc.

/s/ Daryl R. Forsythe
Daryl R. Forsythe
Chairman of the Board

Norwich, New York
April 2, 2014

IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED REGARDLESS OF THE NUMBER YOU OWN. EVEN IF YOU PLAN TO BE PRESENT, YOU ARE URGED TO COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY CARD PROMPTLY IN THE ENVELOPE PROVIDED OR VOTE VIA THE TOLL-FREE TELEPHONE NUMBER OR VIA THE INTERNET ADDRESS LISTED ON THE PROXY CARD. YOU MAY REVOKE ANY PROXY GIVEN IN WRITING OR IN PERSON AT ANY TIME PRIOR TO THE VOTE AT THE ANNUAL MEETING.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to Be Held on May 6, 2014: This Proxy Statement, along with our Annual Report on Form 10-K for the fiscal year ended December 31, 2013 and our 2013 Annual Report are available free of charge on our website at  www.nbtbancorp.com/bncp/proxy.html .

NBT Bancorp Inc.
52 South Broad Street
Norwich, New York 13815

PROXY STATEMENT
ANNUAL MEETING OF SHAREHOLDERS
May 6, 2014

This proxy statement and accompanying proxy card are being sent to the shareholders of NBT Bancorp Inc. (“NBT” or, the “Company”) in connection with the solicitation of proxies on behalf of the Board of Directors to be used at the 2014 annual meeting of shareholders. This proxy statement, together with the enclosed proxy card, is being mailed to shareholders on or about April 2, 2014.

When and Where the NBT Annual Meeting Will Be Held

We will hold our annual meeting of shareholders at the DoubleTree by Hilton Binghamton, 225 Water Street, Binghamton, New York 13901 on Tuesday, May 6, 2014 at 10:00 a.m. local time.

What Will Be Voted on at the NBT Annual Meeting

At our annual meeting, our shareholders will be asked to consider and vote upon the following proposals:

●	To elect five directors, four for a three-year term and one for a one-year term (Proposal 1);

●	To approve, on a non-binding, advisory basis, the compensation paid to the Company’s named executive officers (“Say on Pay”) (Proposal 2);

●	To ratify the appointment of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2014 (Proposal 3); and

●	To transact such other business as may properly come before the NBT annual meeting.

We may take action on the above matters at our annual meeting on May 6, 2014, or on any later date to which the annual meeting is postponed or adjourned.

We are unaware of other matters to be voted on at our annual meeting. If other matters do properly come before our annual meeting, including consideration of a motion to adjourn the annual meeting to another time and/or place for the purpose of soliciting additional proxies, we intend that the persons named in this proxy will vote the shares represented by the proxies on such matters as determined by a majority of the Company’s Board.

Shareholders Entitled to Vote

We have set March 14, 2014, as the record date to determine which of our shareholders will be entitled to vote at our annual meeting. Only those shareholders who held their shares of record as of the close of business on that date will be entitled to receive notice of and to vote at our annual meeting. As of March 14, 2014, there were 44,054,443 outstanding shares of our common stock. Each of our shareholders on the record date is entitled to one vote per share.

Vote Required to Approve the Proposals

The presence, in person or by proxy, of at least a majority of the total number of issued and outstanding shares of common stock entitled to vote at the annual meeting is necessary to constitute a quorum at the annual meeting. Assuming the presence of a quorum at the annual meeting, a plurality of the shares of our common stock represented at the annual meeting, either in person or by proxy, and entitled to vote thereon will elect directors. This means that the five nominees who receive the most votes will be elected.

The affirmative vote of a majority of the shares of common stock represented at our annual meeting, either in person or by proxy, and entitled to vote thereon is required to approve the Say on Pay proposal and to ratify the appointment of the Company’s independent registered public accounting firm.

Our Board urges our shareholders to complete, date and sign the accompanying proxy and return it promptly via the Internet, in the enclosed postage-paid envelope or vote by telephone. Broker non-votes will not be counted as a vote cast or entitled to vote on any matter presented at the annual meeting. Abstentions will be counted in determining the number of shares represented and entitled to vote and will have the effect of a vote cast “against” Proposals 2 and 3.

Number of Shares that Must Be Represented for a Vote to Be Taken

In order to have a quorum, a majority of the total voting power of our outstanding shares of common stock entitled to vote at our annual meeting must be represented at the annual meeting either in person or by proxy. Abstentions and broker non-votes are counted as present for the purpose of determining the presence of a quorum for the transaction of business.

Voting Your Shares

Our Board is soliciting proxies from our shareholders. This will give you an opportunity to vote at our annual meeting without having to attend. When you deliver a valid proxy, the shares represented by that proxy will be voted by a named agent in accordance with your instructions.

If you are a shareholder and vote by proxy but make no specification on your proxy card that you have otherwise properly executed, the named agent may vote the shares represented by your proxy:

●	FOR electing the five persons nominated by our Board as directors (Proposal 1);

●	FOR approving on a non-binding, advisory basis, the compensation of the Company’s named executive officers (“Say on Pay”) (Proposal 2);

●	FOR ratifying the appointment of KPMG LLP as our independent registered public accounting firm (Proposal 3).

If you are a shareholder whose shares are registered in your name, you may vote your shares by using one of the following four methods:

Via the Internet. If you hold NBT common stock in your own name and not through a broker or other nominee, you can vote your shares of NBT common stock electronically via the Internet at www.proxyvote.com. Internet voting is available 24 hours a day until 11:59 p.m. local time on May 5, 2014. Internet voting procedures are designed to authenticate shareholders by using the individual control numbers on your proxy card. If you vote via the Internet, you do not need to return your proxy card.

Mail. To grant your proxy by mail, please complete your proxy card and sign, date and return it in the enclosed envelope. To be valid, a returned proxy card must be signed and dated.

Telephone. If you hold NBT common stock in your own name and not through a broker or other nominee, you can vote your shares of NBT common stock by telephone by dialing the toll-free telephone number 1-800-690-6903. Telephone voting is available 24 hours a day until 11:59 p.m. local time on May 5, 2014. Telephone voting procedures are designed to authenticate shareholders by using the individual control numbers on your proxy card. If you vote by telephone, you do not need to return your proxy card.

In person. If you attend the annual meeting in person, you may vote your shares by completing a ballot at the meeting. Attendance at the annual meeting will not by itself be sufficient to vote your shares; you still must complete and submit a ballot at the annual meeting.

If your shares are registered in the name of a bank or brokerage firm you will receive instructions from your holder of record that must be followed in order for the record holder to vote the shares per your instructions. Many banks and brokerage firms have a process for their beneficial holders to provide instructions over the telephone or via the Internet. If you hold shares through a bank or brokerage firm and wish to be able to vote in person at the meeting, you must obtain a legal proxy from your broker, bank or other holder of record and present it to the inspector of elections with your ballot.

Changing Your Vote

Any NBT shareholder of record giving a proxy may revoke the proxy at any time before the vote at the annual meeting in one or more of the following ways:

●	Delivering a written notice of revocation to the Corporate Secretary of NBT bearing a later date than the proxy;

●	Submitting a later-dated proxy by mail, telephone or via the Internet; or

●	Appearing in person and submitting a later-dated proxy or voting at the annual meeting.

Attendance at the annual meeting will not by itself constitute a revocation of a proxy; to revoke your proxy, you must complete and submit a ballot at the annual meeting or submit a later-dated proxy.

You should send any written notice of revocation or subsequent proxy to NBT Bancorp Inc., 52 South Broad Street, Norwich, New York 13815, Attention: F. Sheldon Prentice, Esq., Executive Vice President, General Counsel and Corporate Secretary, or hand deliver the notice of revocation or subsequent proxy to the Corporate Secretary at or before the taking of the vote at the annual meeting. You may also revoke your proxy by telephone or via the Internet by giving a new proxy over the telephone or the Internet prior to 11:59 p.m. on May 5, 2014.

If you hold shares through a bank or brokerage firm, you must contact that firm to revoke any prior voting instructions. You may also vote in person at the annual meeting if you obtain a legal proxy as described above.

Solicitation of Proxies and Costs

We will bear our own costs of soliciting of proxies. We will reimburse brokerage houses, fiduciaries, nominees and others for their out-of-pocket expenses in forwarding proxy materials to owners of shares of our common stock held in their names. In addition to the solicitation of proxies by use of the mail, we may solicit proxies from our shareholders by directors, officers and employees acting on our behalf in person or by telephone, facsimile or other appropriate means of communications. We will not pay any additional compensation, except for reimbursement of reasonable out-of-pocket expenses, to our directors, officers and employees in connection with the solicitation. You may direct any questions or requests for assistance regarding this proxy statement to F. Sheldon Prentice, Corporate Secretary, by telephone at (607) 337-6530 or by e-mail at sprentice@nbtbci.com .

Annual Report

A copy of the Company’s 2013 Annual Report accompanies this Proxy Statement. NBT is required to file an annual report on Form 10-K for its 2013 fiscal year with the Securities and Exchange Commission. Shareholders may obtain, free of charge, a copy of the Form 10-K by writing to: NBT Bancorp Inc., 52 South Broad Street, Norwich, New York 13815, Attention: Corporate Secretary. Our annual report on Form 10-K is available on our website, www.nbtbancorp.com .

REGARDLESS OF THE NUMBER OF SHARES YOU OWN, YOUR VOTE IS IMPORTANT TO US. PLEASE COMPLETE, SIGN, DATE AND PROMPTLY RETURN THE ACCOMPANYING PROXY CARD IN THE ENCLOSED POSTAGE-PAID ENVELOPE OR VOTE BY TELEPHONE OR VIA THE INTERNET USING THE TELEPHONE NUMBER OR THE INTERNET ADDRESS ON YOUR PROXY CARD.

PROPOSAL 1	ELECTION OF DIRECTORS

At the annual meeting, four directors will each be elected to serve a three-year term and one director for a one-year term until each such director’s successor is elected and qualified or until the director’s earlier death, resignation or removal. The Board currently consists of thirteen members and is divided into three classes. The term of only one class of directors expires in each year and their successors are elected for terms of up to three years and serve until their successors are elected and qualified. Messrs., Delaney, Douglas, Santangelo and Seifter, whose terms will expire at the 2014 annual meeting, have been nominated to stand for re-election at the 2014 annual meeting for terms expiring in 2017.  Mr. Chojnowski, whose term will expire at the 2014 annual meeting, has been nominated to stand for re-election at the 2014 annual meeting for a term expiring in 2015 commensurate with the mandatory retirement age designated in the Company’s Bylaws.

The persons named in the enclosed proxy intend to vote the shares of our common stock represented by each proxy properly executed and returned to us FOR the election of the aforementioned nominees as directors, but if the nominees should be unable to serve, they will vote such proxies for those substitute nominees as our Board shall designate to replace those nominees who are unable to serve. Our Board currently believes that each nominee will stand for election and will serve if elected as a director. Assuming the presence of a quorum at the annual meeting, the four director nominees for the class of directors whose term expires at the 2017 annual meeting and the one director nominee for the class of directors whose term expires at the 2015 annual meeting will be elected by a plurality of the votes cast by the shares of common stock entitled to vote at the annual meeting and present in person or represented by proxy. This means that the five nominees who receive the most votes will be elected. There are no cumulative voting rights in the election of directors.

Information as to Nominees and Other Directors

Information regarding the nominees and the directors continuing in office is provided below. Each biography contains information regarding each person’s business experience, director positions held currently or at any time during the last five years, information regarding involvement in certain legal or administrative proceedings, if applicable, and the experience, qualifications, attributes or skills that caused the Nominating and Corporate Governance Committee and the Board of Directors to determine that such person should serve as a director at the time of filing of this proxy statement. Unless otherwise stated, each individual has held his or her current occupation for the last five years. The age indicated in each director’s biography is as of December 31, 2013. There are no family relationships among the directors or executives.

Board Nominees with Terms Ending in 2015

Richard Chojnowski, 71, is a retired self-employed electrical contractor. Mr. Chojnowski has been a director of Pennstar Bank and NBT since 1994 and 2000, respectively. Mr. Chojnowski’s experience as a small business owner in NBT’s market area provides the Board with insight into the needs of NBT’s customers. Further, the skills developed in his business, including finance and management expertise, as well as his past service on the Audit and Risk Management Committee, provides the Board with executive management and corporate finance experience.

Board Nominees with Terms Ending in 2017

Timothy E. Delaney, 51, is Founder and former President of The Delaney Group, Inc. and is a former Executive Vice President of its successor company, Tetra Tech Construction, Inc. and President of Tetra Tech Canada Construction. Together, these companies make up the North American Renewable Construction division of Tetra Tech, Inc. (NASDAQ: TTEK), a public company, and they are principally engaged in energy related heavy civil engineering and construction since 1982. Mr. Delaney has been a director of NBT since January 24, 2011 and has been a director of NBT Bank since 2006. Mr. Delaney’s experience as a business owner in NBT’s market area and experience as an NBT Bank director provides the Board with insight into the needs of NBT’s customers, executive management and insight into NBT’s challenges, opportunities and operations.

James H. Douglas, 62, is the former Governor of Vermont, a position he held for four, two-year terms, starting in 2002 and ending in 2010. Mr. Douglas has been a director of the Bank and NBT since January 24, 2011. Mr. Douglas served the people of Vermont for more than 35 years, having been elected to the Vermont House of Representatives after graduating from Middlebury College in 1972. Mr. Douglas was elected Secretary of State in 1980, a position he held until 1992. He was then elected as State Treasurer in 1994, a position he held until his election as Governor. Outside of government, Mr. Douglas is an executive in residence at Middlebury College and has been active in numerous community organizations. Mr. Douglas’ experience in state politics provides the Board with insight into one of NBT’s newest market areas. Mr. Douglas also brings executive management and governance experience from his previous positions to the Board. Further, the skills he developed as State Treasurer provide the Board with additional finance experience.

Joseph A. Santangelo, 61, is President and Chief Executive Officer of Arkell Hall Foundation Inc. Mr. Santangelo has been a director of the Bank and NBT since 1991 and 2000, respectively. Mr. Santangelo’s service on the Nominating and Corporate Governance Committee and past experience on the Compensation and Benefits Committee provides the Board with strong corporate governance and executive compensation experience. In addition, his eleven plus years of service on the Board along with his considerable experience in operating one of the largest private foundations in the upstate NY region provides him with a seasoned view of NBT’s operations and the challenges facing NBT.

Lowell A. Seifter, Esq., 61, is Senior Vice President and General Counsel of St. Joseph’s Hospital Health Center in Syracuse, New York. He was a founding member of Green & Seifter Attorneys, PLLC, now known as Bousquet Holstein Attorneys, PLLC, where he practiced law from 1977-2011. From 2002 until 2006, Mr. Seifter was a member of the board of directors of Bridge Street Financial, Inc. and its banking subsidiary, Oswego County National Bank. From 2006 until the merger with NBT, Mr. Seifter served on the Board of Directors of Alliance Financial Corporation and its subsidiary Alliance Bank where he was Chairman of the Compensation Committee and member of the Governance, Business Development and Risk Committees. Mr. Seifter received a B.S. degree from Syracuse University, a J.D. degree from Syracuse University College of Law and is a non-practicing certified public accountant.

The Board of Directors unanimously recommends that shareholders vote “FOR” the election of all of its director nominees.

Directors with Terms Ending in 2016

Daryl R. Forsythe, 70, was the Chairman and Chief Executive Officer of NBT from January 2004 until his retirement in December 2005. Mr. Forsythe is currently the Chairman of the NBT Board and has held that position since January 2004. From April 2001 to December 2003 he was Chairman, President and Chief Executive Officer of NBT and was Chairman and Chief Executive Officer of NBT Bank, N.A. (“NBT Bank” or the “Bank”) from September 1999 to December 2003. He was President and Chief Executive Officer of NBT and the Bank from January 1995 to April 2001 and September 1999, respectively. He is currently a director of Security Mutual Life Ins. Co. of New York, New York Central Mutual Fire Insurance Co., and New York Business Development Corp. He has been a director of the Bank and NBT since 1988 and 1992, respectively. Mr. Forsythe’s experience as the former Chief Executive Officer of NBT and the Bank provides the Board with unique insight into NBT’s challenges, opportunities and operations. His service on additional corporate boards also provides substantial corporate governance experience.

Patricia T. Civil, 64, served as the Managing Partner of PricewaterhouseCoopers LLP in Syracuse, NY from 1992 until her retirement in 2002. Ms. Civil is currently a director of SRC Inc. and has been a director of NBT and the Bank since 2003. As a Certified Public Accountant specializing in banking and financial services, Ms. Civil provides the Board with extensive experience in corporate finance and accounting and serves as the Chair of the Audit and Risk Management Committee. In addition to her accounting background, Ms. Civil’s service as the Managing Partner of the Syracuse, NY office of her accounting firm brings strong executive experience to the Board, and her recent service on the board of another public company provides the Board with additional corporate governance expertise.

Robert A. Wadsworth, 64, was the Chief Executive Officer of Preferred Mutual Insurance Company from 1997 until his retirement in 2008. Mr. Wadsworth is currently the Chairman and a director of the board of Preferred Mutual Insurance Company. He is also a director of Preferred Services Corp., Preferred of New York Inc., and has been a director of the Bank and NBT since 2001 and 2006, respectively. Mr. Wadsworth’s service as the Chief Executive Officer of a corporation based in one of NBT’s communities brings to the Board strong executive experience and an understanding of the business and consumer needs of a community that NBT serves. His service on the boards of several insurance and financial services corporations provides the Board with additional insight into the financial services industry.

Jack H. Webb, 61, was the Chairman and Chief Executive Officer of Alliance Financial Corporation from January 2002 until March 8, 2013 when the company merged with NBT at which time Mr. Webb became Executive Vice President of Strategic Support for NBT. On March 25, 2013 Mr. Webb also became a director of NBT and the Bank. Prior to the merger, he was also the President and Chief Executive Officer of Alliance Bank. He joined Alliance in May 2000 after a 26-year career with Chase Manhattan Bank. He also served as a Director of Alliance Leasing, Inc. He is president of the board of trustees of The Gifford Foundation and serves on the advisory board of CNY Lifetime Healthcare. Mr. Webb graduated from the Rochester Business Institute. His day to day leadership of Alliance Financial Corporation and Alliance Bank provides him with thorough knowledge of the financial services industry as well as NBT’s Syracuse market.

Directors with Terms Ending in 2015

Martin A. Dietrich, 58, has served as the President and Chief Executive Officer of the Company and NBT Bank since January 2004. Prior to that, Mr. Dietrich was President and Chief Operating Officer of NBT Bank from September 1999 to December 2003. He is currently a director of Preferred Mutual Insurance Company, Independent Bankers Association of New York, and New York Bankers Association. Mr. Dietrich has been a director of the Bank since 1993, Pennstar Bank since 2004, and NBT since 2005. Mr. Dietrich’s day to day leadership as President and Chief Executive Officer of NBT and the Bank provides him with thorough knowledge of the Company’s opportunities, challenges and operations.

    John C. Mitchell, 63, was formerly President and Chief Executive Officer of I.L. Richer Co., an agricultural business, from 1979 to 2008. He is currently a director of Preferred Mutual Insurance Company, Delaware Otsego Corporation and has been a director of the Bank and NBT since 1993 and 1994, respectively. Mr. Mitchell’s seventeen plus years of service on NBT’s Board provides him with a seasoned view of NBT’s operations and challenges. He has a strong corporate governance background due to his service on other corporate boards, the Nominating and Corporate Governance Committee and his role as Chairman of the Compensation and Benefits Committee.

      Michael M. Murphy, 52, is President and owner of Red Line Towing Inc., a towing and recovery service provider in northeastern Pennsylvania. Mr. Murphy also serves as President of Red Line Leasing Corp., President of Red Line Truck and Trailer Sales and is a Partner in Elite Warehouse LLC. Mr. Murphy has been a director of Pennstar Bank and NBT since 1999 and 2002, respectively. Mr. Murphy’s service on both the Audit and Risk Management and Compensation and Benefits Committees provides the Board with strong risk management and executive compensation experience. In addition, his experience as the President of a business in NBT’s market area provides the Board with insight into the challenges and opportunities of NBT’s business customers.

Paul M. Solomon, 70, is Managing Partner of a venture capital firm, PJ Equities, LLP. In July 2005, Mr. Solomon co-founded US Beverage Net and currently serves as Chairman of its Board of Directors. He serves as vice chairman and treasurer and as a member of the board of trustees for Millbrook School. From 2001 until the merger with NBT, Mr. Solomon served on the Board of Directors for Alliance Financial Corporation and its subsidiary Alliance Bank. Mr. Solomon received a degree from Syracuse University and is a graduate of Millbrook School.

NBT BANCORP BOARD OF DIRECTORS

Daryl R. Forsythe
Chairman

Martin A. Dietrich
President and CEO

Richard Chojnowski

Patricia T. Civil

Timothy E. Delaney

James H. Douglas

John C. Mitchell

Michael M. Murphy

Joseph A. Santangelo

Lowell A. Seifter

Paul M. Solomon

Robert A. Wadsworth

Jack H. Webb

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information, as of February 28, 2014 with respect to the beneficial ownership of the Company’s Common Stock by: (1) each director and nominee; (2) each executive officer named in the Summary Compensation Table; and (3) all executive officers and directors as a group. Except as otherwise indicated, each of the stockholders named below effectively exercises sole, or shared with spouse, voting and investment power with respect to the outstanding shares of Common Stock beneficially owned.

Directors, Nominees for Director and Named Executive Officers	Number of Shares Owned	Options Exercisable Within 60 Days (1)	Total Beneficial Ownership of NBT Bancorp Common Stock	Percent of Shares Outstanding
Patricia T. Civil	15,239	7,280	22,519	*
Richard Chojnowski	276,639	3,630	280,269	*
Timothy E. Delaney	50,083	1,667	51,750	*
James H. Douglas	3,280	-	3,280	*
Daryl R. Forsythe (2)	114,324	-	114,324	*
John C. Mitchell (3)	34,352	8,909	43,261	*
Michael M. Murphy	33,137	900	34,037	*
Joseph A. Santangelo (4)	84,262	6,630	90,892	*
Lowell A. Seifter	35,843	-	35,843	*
Paul M. Solomon	63,275	-	63,275	*
Robert A. Wadsworth (5)	173,400	4,210	177,610	*
Jack H. Webb	109,620	-	109,620	*
Martin A. Dietrich	214,391	204,534	418,925	*
Michael J. Chewens	59,607	81,107	140,714	*
David E. Raven	69,948	108,289	178,237	*
Jeffrey M. Levy	50,806	72,500	123,306	*
Timothy L. Brenner	23,231	-	23,231	*

As of February 28, 2014, all directors and executive officers listed above as a group (17 persons) beneficially owned 1,911,093, or 4.38%, of total shares outstanding, including shares owned by spouses, certain relatives and trusts, as to which beneficial ownership may be disclaimed, and options exercisable within sixty days of February 28, 2014.

(*)	Less than one percent.

(1)	Shares under option from the NBT 2001 Non-Employee Director, Divisional Director and Subsidiary Director Stock Option Plan, NBT 1993 Stock Option Plan and/or the 2008 Omnibus Incentive Plan, which are exercisable within sixty days of February 28, 2014.

(2)	Includes 70,000 shares pledged as security for a loan arrangement which are grandfathered under the updated Stock Pledging policy outlined on page 27 of this proxy statement.

(3)	Includes 1,800 shares held by a trust for which Mr. Mitchell has investment discretion, but not voting discretion. Does not include 2,000 shares owned by The Adelbert L. Button Charitable Foundation, for which Mr. Mitchell serves as a trustee, but for which all investment and disposition discretion over the shares has been granted to NBT Bank, N.A., as trustee.

(4)	Includes 63,578 shares held by Arkell Hall Foundation Inc. of which Mr. Santangelo is President and CEO and shares investment and voting powers with that foundation’s Board of Trustees.

(5)	Includes 164,041 shares held by Preferred Mutual Insurance Company of which Mr. Wadsworth is Chairman of the Board.

BENEFICIAL OWNERSHIP OF PRINCIPAL HOLDERS OF VOTING SECURITIES OF NBT

The following table sets forth information as of February 28, 2014, with respect to the beneficial ownership of common stock by any person or group as defined in Section 13(d)(3) of the Exchange Act who is known to the Company to be the beneficial owner of more than five percent of the common stock. As of February 28, 2014, the Company had 43,588,709 outstanding shares of common stock.

Name and Addresses of Beneficial Owners	Number of Shares; Nature of Beneficial Ownership (1)		Percent of Common Stock Owned
BlackRock, Inc.	3,906,937	(2)	8.96%
40 East 52nd Street
New York, NY 10022

The Vanguard Group, Inc.	2,596,638	(3)	5.96%
100 Vanguard Blvd.
Malvern, PA 19355

(1)	Based on information in the most recent Schedule 13D or 13G filed with the Securities and Exchange Commission pursuant to the Exchange Act with respect to holdings of the Company’s common stock and the common stock of Alliance Financial Corporation as of December 31, 2013. In accordance with Rule 13d-3 under the Exchange Act, a person is deemed to be the beneficial owner, for purposes of this table, of any shares of Company common stock if such person has or shares voting power and/or investment power with respect to the security, or has the right to acquire beneficial ownership at any time within 60 days from February 28, 2014. As used herein, “voting power” includes the power to vote or direct the voting of shares and “investment power” includes the power to dispose or direct the disposition of shares.

(2)	BlackRock, Inc. reported that it has sole dispositive and sole voting power over 3,906,937 shares of Company common stock as of December 31, 2013, or 9.0% of Company shares outstanding as of such date.

(3)	The Vanguard Group, Inc. reported that it has sole dispositive and voting power over 2,534,646 shares and shared dispositive and voting power over 61,992 shares of NBT common stock as of December 31, 2013, or an aggregate of 5.99% of Company shares outstanding as of such date.

CORPORATE GOVERNANCE

The business and affairs of the Company are managed under the direction of the Board of Directors. Members of the Board are kept informed of the Company’s business through discussions with the Company’s executive officers, by reviewing materials provided to them and by participating in meetings and strategic planning sessions of the Board and its committees. The Board has adopted corporate governance practices and policies which the Board and senior management believe promote sound and effective corporate governance.

Director Independence

Based on a review of the responses of the directors to questions regarding employment and compensation history, affiliations and family and other relationships and on individual discussions with directors, the full Board has determined that all directors, excluding Messrs. Dietrich and Webb, meet the standards of independence set forth by the NASDAQ Stock Market. In making this determination, the Board considered transactions and relationships between each director or his or her immediate family and the Company and its subsidiaries, including those reported under “Compensation Committee Interlocks and Insider Participation” and “Certain Relationships and Related Party Transactions” found on page 42. Mr. Dietrich is not independent because he is the President and Chief Executive Officer of the Company. Mr. Webb is not independent because he is Executive Vice President of Strategic Support for the Company.

Code of Ethics

The Company has adopted a Code of Business Conduct and Ethics that applies to all employees, as well as each member of the Company’s Board of Directors. The Code of Business Conduct and Ethics is available at the Company’s website at www.nbtbancorp. com/bncp/corporategov.html .

Board Policy Regarding Communications with the Board

The Board of Directors maintains a process for shareholders to communicate with the Board of Directors. Shareholders wishing to communicate with the Board of Directors should send any communication to Corporate Secretary, NBT Bancorp Inc., 52 South Broad Street, Norwich, New York 13815. Any such communication must state the name of the shareholders and the number of shares beneficially owned by the shareholder making the communication. The Corporate Secretary will forward such communication to the full Board of Directors or to any individual director or directors to whom the communication is directed unless the communication is unduly hostile, threatening, illegal or similarly inappropriate. At each Board meeting, a member of management presents a summary of all communications received since the last meeting that were not forwarded and makes those communications available on request.

The Board’s Role in Risk Oversight

The Board of Directors, together with the Audit and Risk Management Committee, the Nominating and Corporate Governance Committee, and the Compensation and Benefits Committee coordinate with each other to provide enterprise-wide oversight of our management and handling of risk. These committees report regularly to the full Board of Directors on risk-related matters and provide the Board of Directors with insight about our management of strategic, credit, interest rate, financial reporting, technology, liquidity, compliance, operational and reputational risks. In addition, at meetings of the Board of Directors and its committees, directors receive regular updates and reports from management regarding risk management practices, including credit quality, financial reporting, internal controls, compliance, legal matters, and asset liability and liquidity management, among others. Furthermore, current risk management issues are discussed regularly with the Board of Directors and its committees.

Board Leadership Structure

The Board of Directors does not have a policy on whether the same person may serve as both the chief executive officer and chairman of the board or, if the roles are separate, whether the chairman should be selected from the non-employee directors. The Board believes that it should have the flexibility to make these determinations at any given point in time in the way that it believes best to provide appropriate leadership for the Company at that time. Currently, Mr. Dietrich serves as the Chief Executive Officer of the Company, while Mr. Forsythe, who is independent, serves as the Chairman of the Board of Directors. The Board of Directors believes that this leadership structure best serves the Company at this time because it allows Mr. Dietrich to focus on the Company’s operations and strategy, while Mr. Forsythe, among other things, can provide independent leadership for the Board of Directors, set the agenda for meetings, and enable other directors to raise issues and concerns for Board consideration without immediately involving the Chief Executive Officer or other management. The Board of Directors believes it currently benefits from having an independent director, who is also a former executive officer of the Company, as its Chairman.

Director Attendance at Board Meetings and Annual Meetings

During 2013, the Board held six meetings. Each incumbent director attended at least 75% of the aggregate of (i) the total number of meetings of the Board held during the period that the individual served and (ii) the total number of meetings held by all committees of the Board on which the director served during the period that the individual served. In addition, directors are expected to attend our annual meeting of shareholders. All directors were in attendance at the 2013 annual meeting and we expect that all directors will be present at the 2014 annual meeting.

Committees of the Board of Directors

Our Board has a number of standing committees, including a Nominating and Corporate Governance Committee, Audit and Risk Management Committee and Compensation and Benefits Committee. The Board has determined that all of the directors who serve on these committees are independent for purposes of NASDAQ Rule 5605 and that the members of the Audit and Risk Management Committee are also “independent” for purposes of Section 10A(m)(3) of the Securities Exchange Act of 1934 (the “Exchange Act”). A table showing the members of each of these committees follows:

Director	Nominating and Corporate Governance	Audit and Risk Management	Compensation and Benefits
Richard Chojnowski	✓
Patricia T. Civil		Chair	✓
Timothy E. Delaney		✓	✓
James H. Douglas	✓
Daryl R. Forsythe	Chair		✓
John C. Mitchell	✓		Chair
Michael M. Murphy		✓	✓
Joseph A. Santangelo	✓
Lowell A. Seifter		✓	✓
Paul M. Solomon			✓
Robert A. Wadsworth	✓	✓

A description of each of these committees follows:

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee is responsible for determining the qualification of and nominating persons for election to the Board of Directors, including (if applicable) shareholder nominations that comply with the notice procedures set forth by SEC rules and the Company’s Bylaws. The Committee also formulates our corporate governance guidelines and functions to insure successful development of management at the senior level and succession planning, as applicable. The Board of Directors has adopted a written charter for the Nominating and Corporate Governance Committee, a copy of which is available on the NBT Bancorp website at  www.nbtbancorp.com/bncp/corporategov.html . This Committee met two times during 2013.

The Board of Directors believes that it should be comprised of directors who possess the highest personal and professional ethics, integrity, and values, and who shall have demonstrated exceptional ability and judgment and who shall be most effective in representing the long-term interests of the shareholders. While the Board of Directors and Nominating and Corporate Governance Committee have no formal policy on board diversity, diversity is considered by the Nominating and Corporate Governance Committee in determining the qualification of and nominating persons for election to the Board of Directors.

When considering candidates for the Board of Directors, the Nominating and Corporate Governance Committee takes into account the candidate’s qualifications, experience and independence from management. In addition, in accordance with the Company’s Bylaws:

●	Every director must be a citizen of the United States;

●	Each director must own $1,000 aggregate book value of the Company’s common stock; and

●	No person shall serve as a director beyond the Company’s annual meeting following the date upon which he or she shall have attained the age of 72 years.

When seeking candidates for director, the Nominating and Corporate Governance Committee may solicit suggestions from incumbent directors, management or others. The Committee also has the authority to retain any search firm to assist in the identification of director candidates. The Committee will review the qualifications and experience of each candidate. If the Committee believes a candidate would be a valuable addition to the Board, it will recommend to the full Board that candidate’s election.

The Company’s Bylaws also permit shareholders eligible to vote at the annual meeting to nominate director candidates, but only if such nominations are made pursuant to timely notice in writing to the President of NBT. To be timely, notice must be delivered to, or mailed to and received at, the principal executive offices of NBT within 10 days following the day on which public disclosure of the date of any annual meeting called for the election of directors is first given. The Nominating and Corporate Governance Committee will consider candidates for director suggested by shareholders applying the criteria for candidates described above and considering the additional information required by Article III, Section 4 of the Company’s Bylaws, which must be set forth in a shareholder’s notice of nomination. Article III, Section 4 of the Company’s Bylaws requires that the notice include: (a) as to each person whom the shareholder proposes to nominate for election as a director, (i) the name and address of such person and (ii) the principal occupation or employment of such person; and (b) as to the shareholder giving notice (i) the name and address of such shareholder, (ii) the number of shares of the Company that will be voted for the proposed nominee by such shareholder (including shares to be voted by proxy) and (iii) the number of shares of the Company which are beneficially owned by such shareholder.

Audit and Risk Management Committee

The Audit and Risk Management Committee represents our Board in fulfilling its statutory and fiduciary responsibilities for independent audits of NBT’s consolidated financial statements, including monitoring accounting and financial reporting practices and financial information distributed to shareholders and the general public. The Audit and Risk Management Committee is also responsible for overseeing the Company’s compliance with legal and regulatory requirements and the performance of the Company’s Risk Management Division. Directors on our Audit and Risk Management Committee meet the expanded independence requirements of audit committee members. In addition, our Board of Directors has determined that Ms. Civil is an “audit committee financial expert” as that term is defined in Item 407(d)(5) of Regulation S-K.

This Committee met four times in 2013. Responsibilities and duties of this Committee are discussed more fully in the Audit and Risk Management Committee Report on page 43 and in the Audit and Risk Management Committee’s charter, which is available on the Company’s website at www.nbtbancorp.com/bncp/corporategov.html .

Compensation and Benefits Committee

All of the Company’s Compensation and Benefits Committee members are independent directors, as determined by the Board, and as such term is defined in the NASDAQ Marketplace Rules as they apply to the Company.

The Committee is responsible for the development, oversight and administration of the Company’s compensation program. The Committee works closely with the Company’s CEO and Executive Vice President of Human Resources to implement our compensation program. In addition, the Committee sometimes works in executive sessions without Company management present.

The Committee regularly reviews our compensation practices and policies and recommends to the Board of Directors the compensation and benefits for the CEO, directors and executive management team, including the named executive officers. In making compensation recommendations to the Board of Directors for the named executive officers, the Committee relies substantially on the recommendations of the CEO and, in the case of the CEO’s compensation, upon the recommendation of the Chairman of the Board. The Committee generally determines the compensation for the named executive officers at its December meeting preceding the commencement of the fiscal year in which the compensation will be paid or earned, or in its January meeting of such fiscal year.

The Committee has engaged Pearl Meyer & Partners, LLC ("PM&P"), an international human resources consulting firm, to conduct an annual review of the Company’s executive compensation program. PM&P is charged with comparing all elements of the Company’s executive compensation program to external, objective benchmarks in order to assess the competitiveness of the Company’s total compensation.

Two competitive markets are compared—the broader banking industry and peer group data. In addition to a competitive analysis, PM&P performs a pay for performance alignment analysis based on a few macro-financial metrics. These measures provide information regarding compensation paid by our competitors and the broader banking industry taking into consideration size, asset growth, earnings growth and stewardship of capital. PM&P provides the Committee with relevant market data and alternatives to consider in its executive compensation decision-making. The Committee reviews information provided by PM&P to determine the appropriate level and mix of short and long-term incentive compensation and cash and equity-based compensation.

The CEO’s compensation reflects the Committee’s evaluation of his performance measured against the following criteria: (i) implementation of the Company’s short and long-term strategies; (ii) financial and operating performance; (iii) management development; (iv) customer service; and (v) leadership in positioning the Company to meet the significant operational and regulatory challenges of the evolving financial services industry. The Committee may use its discretion to deviate from or modify compensation policies and recommendations, but does so rarely, and typically, only in unusual circumstances.

The Committee also administers the Company’s pension plan, 401(k) & ESOP plan, the directors’ and officers’ stock plans as well as the 2008 Omnibus Incentive Plan (the "Omnibus Plan"). Pursuant to the terms of the Company’s Omnibus Plan, the Committee may delegate its authority to grant awards to nonexecutive officers under such plan to a member of the Board and the Committee has granted such authority, within certain defined limits, to Mr. Dietrich. A charter that reflects these responsibilities and delegated authority, which the Committee and the Board periodically review and revise, governs the Committee. A copy of the charter is available on the Company’s website at www.nbtbancorp.com/bncp/corporategov.html.  The Committee met three times in 2013.

Policy on Recovery of Awards

Incentive Compensation Clawback Policy

In the event of a restatement of incorrect financial results, the Company’s Compensation and Benefits Committee (the "Committee") will review all cash and equity incentive awards made under the Company’s 2008 Omnibus Incentive Plan (the "Omnibus Plan") that were paid or awarded to executive officers (within the meaning of Rule 3b-7 of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) for performance periods beginning on and after January 1, 2011, which occur during the restatement period. If any such awards would have been lower had the level of achievement of applicable financial performance goals been calculated based on such restated financial results, the Committee will, if it determines appropriate in its sole discretion, to the extent permitted by governing law, require the reimbursement of the incremental portion of the awards in excess of the awards that would have been paid based on the restated financial results.

Furthermore, if the Company is required to prepare an accounting restatement due to the material noncompliance of the Company as a result of misconduct with regard to any financial reporting requirement under applicable securities laws, the individuals subject to the automatic forfeiture provisions under Section 304 of the Sarbanes-Oxley Act of 2002 and any other employee who knowingly engaged in the misconduct, was grossly negligent in engaging in the misconduct, knowingly failed to prevent the misconduct or was grossly negligent in failing to prevent the misconduct, shall reimburse the Company the amount of any payment in settlement of an award earned or accrued during the 12-month period following the first public issuance or filing with the SEC (whichever first occurred) of the financial document that contained such material noncompliance. Prior to January 1, 2011, contracts for the Company’s Chief Executive Officer, its Chief Financial Officer, and the other individuals included in the Summary Compensation Table on page 29 included similar clawback clauses, as described under "Agreements with Executive Officers" beginning on page 41.

Equity Compensation Clawback Policy

The Committee may specify in an award that a grantee’s rights, payments, and benefits with respect to the award shall be subject to reduction, cancellation, forfeiture, or recoupment upon the occurrence of certain specified events, in addition to any otherwise applicable vesting or performance conditions of the award. Such events may include, but shall not be limited to, termination of employment for cause, termination of the grantee’s provision of services to the Company, violation of material Company policies, breach of noncompetition, confidentiality, or other restrictive covenants that may apply to the grantee, or other conduct by the grantee that is detrimental to the business or reputation of the Company. These provisions will generally be limited to a three year look-back from the occurrence of the event that gives rise to the forfeiture.

Director Compensation

Set forth below is the fee schedule for non-executive directors as of December 31, 2013:

	Cash	Restricted Stock Units
Annual Retainer Fees
Company:
Chair	$50,000	$54,000
Director	$12,500	$13,000
NBT Bank, N.A.:
Chair	—	$11,000
Director	$12,500	$8,000
Committee Chair:
Audit and Risk Management	$10,000	—
All Other Committees	$5,000	—
Affiliate Board Member	$1,000	—
Fee per Board Meeting	$1,000	—
Fee per Committee Meeting	$800	—

The restricted stock unit awards in 2013 were issued pursuant to the Omnibus Plan. The restricted stock units awarded to the non-employee directors vest one-third annually beginning on the first anniversary of the grant date.

Mr. Forsythe serves as the Company’s Chairman under an agreement that was entered into in 2003, when he was also serving as the Company’s President and CEO. Pursuant to this agreement, which commenced January 1, 2006 and continues for as long as Mr. Forsythe is a member of the Board of Directors, he will serve as Chairman of the Company. In addition to the fees set forth above, pursuant to his agreement, Mr. Forsythe is also entitled to be reimbursed for dues and assessments (including initiation fees) incurred in relation to hiscountry club membership. Mr. Forsythe has also agreed that for one year after the termination of his agreement, he will not directly or indirectly compete with the Company or NBT Bank. Under the agreement, during the term of his tenure and for the one year non-compete agreement with the Company, Mr. Forsythe may not disclose confidential information about the Company or its subsidiaries to any other person or entity.

Director Compensation Table

Name	Fees Earned or Paid in Cash ($) (1)	Restricted Stock Awards ($) (1) (2) (3)	Stock Option Awards ($)(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(4)	All Other Compensation ($) (5)	Total ($)
Daryl R. Forsythe	81,800	59,673	—	—	12,178	153,651
Richard Chojnowski	41,400	19,296	—	—	4,609	65,305
Patricia T. Civil	56,800	19,296	—	10,504	2,098	88,698
Timothy E. Delaney	45,200	19,296	—	3,532	599	68,627
James H. Douglas	41,400	19,296	—	—	61	60,757
John C. Mitchell	47,000	19,296	—	—	5,312	71,608
Michael M. Murphy	45,200	19,296	—	—	5,312	69,808
Joseph A. Santangelo	48,600	19,296	—	84	2,014	69,994
Lowell A. Seifter	42,641	22,466	—	—	—	65,107
Paul M. Solomon	40,441	22,466	—	—	—	62,907
Robert A. Wadsworth	43,600	19,296	—	730	1,095	64,721

(1)	Includes all fees earned during the fiscal year whether such fees were paid currently or deferred.

(2)	The amounts reflect the aggregate grant date fair value of awards computed in accordance with FASB ASC Topic 718. Lowell A. Seifter and Paul M. Solomon were issued 153 restricted stock units on March 25, 2013 at a per share fair market value of $20.72. All remaining director restricted stock unit awards granted for fiscal year ending December 31, 2013, were issued as of May 1, 2013, and the per share fair market value was $17.85. Assumptions used in the calculation of these amounts are materially consistent with those that are included in footnote 14 to the Company’s audited consolidated financial statements contained in its Annual Report on Form 10-K.

(3)	The aggregate number of outstanding awards as of December 31, 2013, is as follows (no non-employee director held unexercisable options as of such date):

Names	Unvested Stock Awards	Unvested Stock Units	Options Exercisable
Daryl R. Forsythe	—	6,362	—
Richard Chojnowski	—	2,057	3,630
Patricia T. Civil	—	2,057	7,280
Timothy E. Delaney	47	2,057	1,667
James H. Douglas	75	2,057	—
John C. Mitchell	—	2,057	8,909
Michael M. Murphy	—	2,057	900
Joseph A. Santangelo	—	2,057	6,630
Lowell A. Seifter	—	1,234	—
Paul M. Solomon	—	1,234	—
Robert A. Wadsworth	—	2,057	4,210

(4)	Figures in the change in pension value and nonqualified deferred compensation earnings represent earnings for the fiscal year ending December 31, 2013, on deferred directors’ fees under a nonqualified deferred compensation plan.

(5)	All other compensation includes: cash dividends received on restricted stock and deferred stock granted pursuant to the Non-Employee Directors’ Restricted and Deferred Stock Plan and the Omnibus Plan for all non-employee directors totaling $12,632; health and/or dental/vision insurance offered through the Company for five active Directors, the Company’s associated premium costs totaled $16,229; and $4,416 for the value of split dollar life insurance premiums paid during the 2013 fiscal year on behalf of Mr. Forsythe.

Named Executive Officers of NBT Bancorp Inc.

The following table sets forth certain information for the Named Executive Officers (“NEO’s”) of NBT Bancorp Inc.

Name	Age at December 31, 2013	Positions Held with NBT and NBT Bank
Martin A. Dietrich	58	President and Chief Executive Officer
Michael J. Chewens	52	Senior Executive Vice President and Chief Financial Officer
David E. Raven	51	Executive Vice President, President of Retail Banking and President of Pennsylvania
Jeffrey M. Levy	52	Executive Vice President and President of Commercial Banking
Timothy L. Brenner	57	Executive Vice President and President of Wealth Management

Biographical information regarding the Named Executive Officers is set forth below. Information regarding Mr. Dietrich can be found under the section Directors with Terms Ending in 2015 found on page 6.

Michael J. Chewens has been Senior Executive Vice President and Chief Financial Officer of NBT and NBT Bank since January 2002. He was Executive Vice President and Chief Financial Officer of same from 1999 to 2001. He was also Corporate Secretary of NBT and NBT Bank from December 2000 to April 2010.

David E. Raven has been Executive Vice President for NBT and President of Retail Banking for NBT Bank since July 2006.  He was President of Pennstar Bank, a Division of NBT Bank since 2005, until the rebranding of Pennstar Bank to NBT Bank in March 2014, at which point this portion of Mr. Raven’s title was updated to President of Pennsylvania. Prior to that, Mr. Raven was President and Chief Operating Officer of the Pennstar Bank Division from August 2000 to 2005 and Senior Vice President of Sales and Administration from September 1999 through August 2000.

Jeffrey M. Levy has been Executive Vice President for NBT and President of Commercial Banking for NBT Bank since December 2006. He joined NBT in August 2005 as Capital Region President. Prior to joining NBT, Mr. Levy was Manager of New York State Government Banking at M&T Bank from January 2004 to August 2005 and President of the Capital District, Commercial Banking at M&T Bank from January 2001 to December 2003.

Timothy L. Brenner has been Executive Vice President for NBT and President of Wealth Management for NBT Bank since March 2012. Prior to that, Mr. Brenner was Senior Vice President, M&T Investment Group. In this role he managed the multi-state Institutional Services (Employee Benefits, Institutional Investment Management/ Custody, Corporate Trust, Investment Advisory Services, and Property & Casualty Insurance) division. He was also President of the MTB Funds and M&T Life Insurance Company. Previously, he was also Partner at Vivacqua and Company, an independent financial services and insurance agency.

Section 16(a) Beneficial Ownership Reporting Compliance

Our directors and executive officers must, under Section 16(a) of the Exchange Act, file certain reports of their initial ownership of our common stock and of changes in beneficial ownership of our securities. Based solely on a review of reports submitted to NBT, or written representations from reporting persons that all reportable transactions were reported, the Company believes that during the fiscal year ended December 31, 2013 all Section 16(a) filing requirements applicable to NBT’s officers and directors were complied with on a timely basis.

COMPENSATION DISCUSSION AND ANALYSIS

This section discusses the Company’s executive compensation philosophy, guidelines and programs and the material factors affecting the Company’s decisions regarding the compensation of its senior executives. The discussion and analysis is presented to give our shareholders a clear and comprehensive picture of the Company’s executive compensation program, and its individual components. For a full understanding of the information presented, you should read and consider the following narrative discussion, together with the information in the tables below and the narratives and footnotes that accompany the tables, as well as the Compensation and Benefits Committee Report included in this Proxy Statement. The NEOs for the fiscal year 2013 are:

•	Martin A. Dietrich, President and Chief Executive Officer (“CEO”)
•	Michael J. Chewens, Senior Executive Vice President and Chief Financial Officer (“CFO”)
•	David E. Raven, Executive Vice President, President of Retail Banking and President of Pennsylvania
•	Jeffrey M. Levy, Executive Vice President and President of Commercial Banking
•	Timothy L. Brenner, Executive Vice President and President of Wealth Management

At our annual meeting of shareholders held on May 3, 2011 (the “2011 Annual Meeting”), Company shareholders voted to conduct the advisory vote on executive compensation every three years.  Based upon the voting results, the Board of Directors determined that the Company will hold such vote every three years.  In addition, the Company held an advisory vote on executive compensation in 2011.  Approximately 93% of the votes cast were in favor of our compensation program.  The Committee believes that the result of this advisory vote shows especially strong support for the Company’s compensation policies and procedures.  Although the vote was non-binding, the Compensation and Benefits Committee (the “Committee”) has considered, and will continue to consider, the outcome of the vote when determining compensation policies and setting NEO compensation.

Executive Summary

Our compensation program is designed to reward performance that furthers the strategic goals and growth of the Company.  We review our compensation program annually to ensure that total compensation is aligned with our compensation philosophy and business strategy as well as the Company’s performance.  Over the course of 2013, the Committee made significant changes to the executive compensation program.

Key Changes to Executive Compensation Program

•	Change-in-Control agreements with the NEOs were revised resulting in eliminating tax gross-ups and additional service credits under the Company's SERP as well as certain enhanced compensation levels for the computation of benefits. Beginning in 2014, the Company eliminated single trigger provisions in future change-in-control agreements.
•	Target and maximum incentive opportunities for the NEOs under the Executive Incentive Compensation Plan were reduced. Pay-out levels were reduced as part of a 2013 bank-wide cost reduction initiative. Maximum pay-out levels were reduced to mitigate risk and to be more reflective of market practices.
•	Metrics for performance-based equity incentive awards were changed from a single measure to two measures, diluted earnings per share and return on tangible common equity. In addition, the performance period was extended from one to two years.

Corporate Governance Highlights

We maintain important corporate governance policies and practices that promote sound and effective corporate governance.
•	Our NEOs and directors, are currently in compliance with a robust stock ownership policy.
•	Our insider trading policy prohibits our NEOs, directors and all employees from engaging in hedging and pledging (except to the extent grandfathered) transactions with Company stock.
•	In the event the Company restates its financial results, our incentive compensation clawback policy allows our Board to recoup any excess incentive compensation paid to our NEOs upon which an award is based due to fraud, intentional misconduct or gross negligence.
•	Our equity awards reward performance and vest over a three to five-year time horizon to ensure sustainable performance and sound risk management.

•	We annually conduct a risk assessment of all of our incentive compensation plans and the Committee reviews the assessment to ensure the incentive compensation programs discourage inappropriate risk taking.
•	Eleven of thirteen directors are independent.
•	Our Chief Executive Officer and Chairman of the Board are separate individuals.
•	We have a Code of Ethics that is administered by the Audit and Risk Management Committee which includes an annual training program.

Corporate Performance

We exceeded our financial plan in 2013 despite continued challenges in the financial services industry. The following is a highlight of our financial performance:
•	A number of our operational metrics as a composite (i.e., Core Return on Average Assets, Core Return on Average Tangible Equity, Non-performing Assets/Total Assets, Efficiency Ratio and Net Interest Margin) placed us above the 90th percentile of our peer regional banks for 2013 and exceeded the 75th percentile for the past three years. Core earnings exclude non-recurring items, primarily net securities gains and merger expenses.
•	Our asset quality metrics were stable throughout 2013 and remain strong.
•	Our compounded annual organic loan growth rate was 5.1% since 2010.
•	In 2013, we successfully completed the acquisition and integration of Alliance Bank, which expands our market share into the Syracuse, NY area and increases our customer base, provides additional revenue growth opportunities and allows us to realize additional efficiencies.
•	Our ten-year compound annual growth rate of tangible book value was 4.3% which exceeded peer median of 3.3%.
•	We continue to exceed federal bank regulatory agency “well-capitalized” thresholds. As of December 31, 2013, we had a total risk-based capital ratio of 12.99%, a tier one risk-based capital ratio of 11.74% and a leverage ratio of 8.93%.
•	We continue to return a strong dividend to our shareholders including a 5% increase to our dividend in 2013. Our dividend yield for each of the last three years has exceeded peer median.

Compensation Philosophy

The ultimate goal of our compensation philosophy is to create long-term shareholder value by rewarding performance that furthers the strategic goals and growth of the Company.  At the same time, the Committee seeks to maintain an executive compensation program that is competitive with comparably sized financial institutions.  The Committee regularly reviews the compensation components in order to ensure that, as a whole, they conform with the Company’s guiding principles and policies relating to compensation.

The primary objectives of the Company’s executive compensation program are:

•	To attract and retain talented senior executives; and
•	To motivate senior executives by rewarding them for outstanding corporate and individual performance.

The following philosophy underlies the Company’s executive compensation program:

•	Executive compensation should be closely aligned with both short-term and long-term shareholder interests;
•	Executive compensation should appropriately reflect performance related to the achievement of corporate and individual goals;
•	Executives should be required to build and maintain significant equity investments in the Company; and
•	Executive compensation should be determined by a committee composed entirely of independent directors having sufficient resources to do its job, including access to independent, qualified experts.

Setting Executive Compensation

The Committee operates under a written charter that establishes its responsibilities.  A copy of the Compensation Committee Charter can be found on the Company’s website at www.nbtbancorp.com.  The Committee reviews the charter annually to ensure that the scope of the charter is consistent with the Committee’s expected role.  Under the charter, the Committee is charged with general responsibility for the oversight and administration of the Company compensation program.  The charter gives the Committee the sole responsibility for determining the compensation of the chief executive officer based on the Committee’s evaluation of his performance.  The charter also authorizes the Committee to engage consultants and other professionals without management approval to the extent deemed necessary to discharge its responsibilities.

The Committee annually conducts a self-assessment of its overall performance and regularly engages in education events either through its independent consultant or through attendance at banking industry events.

Throughout 2013, the Committee engaged in review and analysis of the Company’s compensation programs and practices with the view toward strengthening the link between the Company’s pay practices and shareholder value. The Committee’s decisions were based in part on (1) evidence of alignment between compensation and Company performance; (2) market data and leading market practices; and (3) the compensation-oversight experience of several members of the Committee who serve on other company boards. In addition, because there is no "one size fits all" approach to compensation, it is necessary for the Committee to consider financial and non-financial factors unique to the Company and key to its current and projected future performance. In 2013, the Committee obtained relevant information from a variety of sources, including the Company’s Human Resources Department, individual members of management, inside and outside legal counsel, advisors and compensation experts. The Committee received reports from the CEO and the Executive Vice President of Human Resources containing historical data about the total compensation, including the number and amount of awards, received by the NEOs and the broader executive management team as well as their individual and team contributions as measured by achievement of their annual individual performance goals and long-term strategic objectives of the Company. The Committee also received reports from the CEO about the performance of each member of the executive management team, and recommendations in their respective compensation including base salary increases and incentive awards. In addition, the Committee requested and reviewed the CEO’s written self-assessment of performance during the course of the year and discussed with him various areas of his self-evaluation. Finally, the Chairman of the Board of Directors, who has the most contact with the CEO throughout the year, shared his views with the entire Committee.

The Committee has the sole authority to retain and terminate a compensation consultant and to approve the consultant’s fees and all other terms of the engagement. In 2013, the Compensation Committee retained the services of Pearl Meyer & Partners LLC (“PM&P”), an independent compensation consulting firm, to perform a competitive assessment of the Company’s executive compensation programs. The annual executive compensation assessment includes, but is not limited to, an assessment of Company’s compensation program compared to its peers, recommendations for total direct compensation opportunities (base salary, cash incentives and long-term incentives) and an assessment of the Company’s financial performance relative to its peers. The annual executive compensation assessments provides the Compensation Committee with a broad array of information from which to assess the effectiveness of its compensation programs and serve as a foundation for compensation decisions.

In addition to providing annual assessments, PM&P advises the Compensation Committee on best practices in light of the changes in the bank regulatory environment and assists the Compensation Committee in designing compensation arrangements that reflect the Company’s compensation philosophy. In 2013, PM&P assisted the Compensation Committee in developing a peer group for the purpose of providing the Company with a basis for comparing its compensation against the compensation arrangements provided by other similarly situated financial institutions.

A representative from PM&P attends the Compensation Committee meetings upon request for the purpose of reviewing compensation data with the Company and participating in general discussions on compensation for the named executive officers. While the Compensation Committee considers input from PM&P when making compensation decisions, the Committee’s final decisions reflect many factors and considerations.

PM&P reports directly to the Compensation Committee and does not provide any other services to the Company. The Compensation Committee has analyzed whether the work of PM&P as a compensation consultant has raised any conflict of interest, taking into consideration the following factors, among others: (i) the provision of other services to the Company by PM&P; (ii) the amount of fees from the Company paid to PM&P as a percentage of PM&P’s total revenue; (iii) PM&P’s policies and procedures that are designed to prevent conflicts of interest; (iv) any business or personal relationship of PM&P or the individual compensation advisors employed by PM&P with an executive officer of the Company; (v) any business or personal relationship of the individual compensation advisors with any member of the Compensation Committee; and (vi) any stock of the Company owned by PM&P or the individual compensation advisors employed by PM&P.  The Compensation Committee has determined, based on its analysis of the above factors, among others, that the work of PM&P and the individual compensation advisors employed by PM&P as compensation consultants to the Company has not created any conflict of interest.

Benchmarking

The compensation review process entailed the use of survey data and peer group information prepared and presented by PM&P to the Committee. In addition, members of the Committee also availed themselves of the opportunity to talk with PM&P directly about the data. Generally, the Committee focused on the total cash and total direct compensation levels of senior executive positions of companies in the financial industry with total assets ranging from $4 - $15 billion. The peer group used as reference for total direct compensation and financial performance comparisons consists of community-based banking organizations in the Northeast and in the Midwest with assets between $4B and $15B (approximately 0.5x – 2x of the Company’s asset size), operating in a market similar to the Company’s and competing for comparable executive talent.  In 2013, the peer group consisted of the following companies:

UMB Financial Corporation	Community Bank System, Inc.
PrivateBancorp, Inc.	Park National Corporation
Flagstar Bancorp, Inc.	First Commonwealth Financial Corporation
F.N.B. Corporation	Independent Bank Corp.
Old National	Berkshire Hills Bancorp, Inc.
MB Financial, Inc.	Brookline Bancorp, Inc.
First Midwest Bancorp, Inc.	Tompkins Financial Corporation
National Penn Bancshares, Inc.	Flushing Financial Corporation Bank
Northwest Bancshares, Inc.	S&T Bancorp, Inc. Bank
Provident Financial Services, Inc.	TrustCo Bank Corp NY

The Committee generally sets total direct compensation (base salary, annual incentive and long-term incentive opportunity) for the NEOs at median market levels. In some situations, the Committee may vary from this practice, based upon factors such as market competition, the urgency of the Company’s need to fill a position, and a candidate’s skill, experience, expertise, performance history and increased level of responsibilities. In 2013, taking into account the factors described above and consistent with the Company’s pay for performance strategy, the base salary, target total cash compensation and target total direct compensation for the NEOs in the aggregate approximated the median market levels. A discussion of the individual components of the Company’s executive compensation program follows below.

Pay for Performance

The Compensation Committee’s independent consultant conducts regular analyses to monitor pay and performance alignment, particularly with regards to the Chief Executive Officer.  The goal is to use this information proactively to set appropriate pay opportunity ranges and retroactively to assess the actual pay delivered based on performance.  During 2013, the consultant conducted pay for performance analysis to facilitate the Committee’s ongoing review. The Committee reviewed the analysis and concluded that there has been a strong link between the Company’s performance and executive total direct compensation.

As previously noted the Company’s one-year (2013) financial performance exceeded the 90th percentile of the peer group on a composite basis and the actual total cash compensation of the NEOs is at or above the 70th percentile of performance.  Similarly, the Company’s three-year performance (2011-2013) exceeded the 75th percentile of the peer group, and the actual total direct compensation of the NEOs during that period was at the 75th percentile with the CEO at the 65th percentile.

Executive Compensation Program Components

The Company’s executive compensation program encompasses factors such as the executive’s position and responsibilities and reflects an appropriate pay mix. The table below sets forth the components of the Company’s executive compensation program, the component’s function related to total compensation, and identifies the tables that provide detailed information about each component.

Compensation Component	Description	Purpose	Detailed Information
Base Salary	Pay to recognize executive’s role, responsibilities, skills, experience, individual achievements and NBT performance.	To provide competitive and fair fixed compensation.	Summary Compensation Table
Executive Incentive Compensation Plan (a component of the 2008 Omnibus Incentive Plan)	Annual cash rewards for achievement of pre-determined level of Earnings Per Share and superior performance with respect to pre-determined individual goals.
To provide market competitive compensation.
To motivate and reward executives for achieving annual Company, department and individual goals which support our long-term strategic plan.
To encourage executives to make a significant personal contribution to the Company’s success.
Summary Compensation Table Grants of Plan-Based Awards Table
Equity Awards Under the 2008 Omnibus Incentive Plan
Performance-based restricted stock units earned over a designated performance period and subject to Company performance.
Time-vesting restricted stock units granted based on individual performance and earned over a designated time-period.

To strengthen pay for performance relationship by increasing the weighting of performance-based equity compensation.
To align executives with long-term interests of the Company and shareholders, provide reward for superior performance, encourage stock ownership and enhance our ability to retain our top talents.
Summary Compensation Table Grants of Plan-Based Awards Table Outstanding Equity Awards at Fiscal Year-End Table Option Exercises and Stock Vested Table
Retirement Benefits
NEOs participate in Company- wide tax-qualified plans including: a defined benefit pension plan and a 401(k) ESOP defined contribution plan.
Certain NEOs participate in a nonqualified Supplemental Executive Retirement Plan (“SERP”).
		To provide market competitive and reasonable retirement benefits as well as financial security for retirement. To enhance Company’s ability to attract and retain the Executives.	Summary Compensation Table Pension Benefits Table Nonqualified Deferred Compensation Table
Perquisites and Other Personal Benefits	Benefits may include automobiles, life and disability insurance, long term care insurance and club dues. Eligibility for each perquisite varies depending on the position of the NEO.	These benefits are intended to attract and retain superior executive employees and foster continuity in executive leadership.	Summary Compensation Table
Termination & Severance Pay	NEOs have employment agreements providing post-termination severance compensation under certain scenarios. NEOs also have change-in-control agreements.
Employment agreements assist in attracting and retaining the NEOs.
Change-in-control arrangements minimize the impact on executives when exploring or executing strategic change-in-control opportunities.
Potential Payments Upon Termination or Change in Control Table

Base Salary

            The Committee reviews executive base salaries annually. Base salary is the only fixed portion of compensation for salaried employees of the Company, including the NEOs. It provides the NEOs financial certainty. The Company has entered into employment agreements with each NEO providing for a minimum base salary, subject to annual adjustments upon the Committee approval. In establishing the fiscal 2013 salary for each NEO, the Committee considered:
•	The NEO’s responsibilities, qualifications and experience;
•	The NEO’s overall financial and operational achievements, as well as the performance of the business or function for which the individual is responsible;
•	The NEO’s role in leading or helping implement the Company’s short-term and long-term strategies; and
•	The market for individuals with the relevant skills, experience and expertise and the competitiveness of the executive compensation program in relationship to relative company peers.

In 2013, the Committee determined the base salaries of the NEOs based on the Company’s guiding principles and policies and competitive market. The Committee approved an average of 4.04% base salary increase for NEOs in order to maintain market competitive base salaries and recognize their performance and contribution.  Mr. Dietrich’s base salary was $630,000 in 2013 and will be $675,000 in 2014 to keep in line with the market median level. Mr. Chewens’ base salary was $416,850 in 2013 and will be $433,600 in 2014. Mr. Raven’s base salary was $404,940 in 2013 and will be $413,100 in 2014. Mr. Levy’s base salary was $410,895 in 2013 and will be $423,300 in 2014. Mr. Brenner’s base salary was $309,000 in 2013 and will be $321,400 in 2014.

Variable Compensation

In addition to fixed base salaries, the Company provides cash and equity based incentive compensation. The incentive compensation varies in amount depending on the factors discussed below and is designed to promote superior performance and  achievement of corporate goals, to encourage the growth of shareholder value, and to share the long term growth and profitability of the Company with key employees.

Executive Incentive Compensation Plan

The Executive Incentive Compensation Plan (the “EICP”) is a component of the 2008 Omnibus Incentive Plan (the "Omnibus Plan"), a shareholder-approved incentive plan authorizing several forms of cash and equity based incentive compensation.

The EICP is a short-term cash incentive plan that directly ties annual cash awards to the Company’s performance as measured by diluted earnings per share, or EPS, as well as individual performance objectives. EICP awards are defined as a percentage of salary and weighted between corporate goals and individual performance objectives reflecting each executive’s role and responsibilities. If the threshold EPS goal is not achieved, no awards will be paid. When determining the payouts under the EICP, the Committee may objectively adjust the reported performance results considering any of the following events that occur during a performance period: (a) the effect of changes in tax laws, accounting principles, or other laws or provisions affecting reported results, (b) any reorganization and restructuring programs, and (c) acquisitions or divestitures activity and related expenses.

At the beginning of each year, the Committee decides whether to provide incentive opportunities under the EICP and sets the EPS target levels that will determine year-end payout. The Committee approves the group of employees eligible to participate for that year.

In addition to the EPS targets, the Committee approves individual performance objectives as a component of the overall payout for each of the NEOs, other than the CEO. The CEO’s EICP award is based entirely on corporate performance goals with no individual component. The CEO provides input for the individual performance objectives for the other NEOs. Each NEO may have several individual performance objectives that are tied to both the executive’s respective corporate responsibilities and the Company’s overall strategic plan. Objectives more critical to the Company are given more significant weight than other objectives.

The following table depicts the corporate component and total individual performance objectives component weightings for the NEOs for fiscal year 2013. For ease of reference here and in the potential payout table below, the CEO is referred to as Executive Level A and Messrs. Chewens, Raven, Levy and Brenner are referred to as Executive Level B.

Executive Level	Named Executive Officer	Corporate Component	Individual Component	Total
Level A	Mr. Dietrich	100%	0%	100%
Level B	Mr. Chewens	66%	34%	100%
Level B	Mr. Raven	66%	34%	100%
Level B	Mr. Levy	66%	34%	100%
Level B	Mr. Brenner	66%	34%	100%

In 2013, the Committee reviewed the current economic and financial constraints the Company would face and made two changes to the plan: 1) the target incentive opportunities were reduced by 10% (CEO 100% to 90% and other NEOs 47% to 42.3%) and; 2) the maximum payout opportunities were reduced from 200% of the target to 150% of the target. This was done to mitigate excessive risk and keep in alignment with the overall performance expected by the Company in 2013.  The awards yielded a threshold amount payable if 90% of target EPS was achieved. The maximum award under the EICP would be achieved by reaching, or exceeding, 117% of target EPS. The Company’s core diluted EPS of $1.65 was 110% of target EPS performance of $1.50. Based on these results, and in accordance with the plan, the portion of the award that is based on the corporate component was payable to each of the NEOs at the payout level representing achievement of 100% of target EPS in 2013 (level 3 in the table below) (assuming 100% achievement of individual performance objectives for NEOs other than the CEO).

The following table depicts the range of potential payouts to the NEOs under the EICP for 2013 as a percentage of base salary, based upon 100% achievement of individual performance objectives and attainment of corporate EPS goals.

EICP Payout Level	% of EPS Target	Exec. Level A Potential Payouts (% of base salary)	Exec. Level B Potential Total Payouts: Individual and Corporate Components (% of base salary)
Level 1	90%	45%	21.2%
Level 2	95%	67.5%	31.7%
Level 3 (target)	100%	90%	42.3%
Level 4	112%	112.5%	52.9%
Level 5	117%	135%	63.5%

Except the CEO, each NEO’s individual performance achievement is evaluated against the predefined goals at year-end. The total result of each executive’s performance objectives plus the respective achieved corporate earnings percentage are combined and multiplied by base salary to derive the total payout.

The CEO’s performance is determined by corporate earnings; however, the Compensation Committee has discretion to reduce the amount of the award based on individual performance goals established by the Compensation Committee.  In 2013, these goals included the successful merger and integration of the Alliance acquisition, maintaining strong regulatory ratings, enhancing top line growth, and reduce our cost structure.  In 2013, the Committee determined Mr. Dietrich met all the measures and did not reducing the amount of his award.

The remaining NEOs’ individual performance goals are aligned with the Company’s strategic focus areas. For the 2013 performance year, the Committee set the following individual performance objectives for the NEOs:

●	Mr. Chewens, Senior Executive Vice President and Chief Financial Officer. Mr. Chewens’ individual performance objectives were aligned with the Company’s strategic focus areas of optimization of cost structure, merger and acquisition strategy. Mr. Chewens achieved his goals of providing leadership and strategic project management with respect to the Company’s acquisition and modeling opportunities, assessing and implementing changes to the corporate executive agreements, assessing and implementing best practices to provide meaningful information as it relates to shareholder interests, and enhancing profitability tools for use within the Company. These achievements resulted in his earning 100% of his target incentive of 42.3% of his base pay.

●	Mr. Levy, President of Commercial Banking. Mr. Levy’s individual performance objectives were aligned with the Company’s strategic focus areas of organic growth and enhancement of core deposit growth and investment in human capital. Mr. Levy achieved his goals regarding the effective and efficient integration in newly acquired Alliance market areas while meeting corresponding expanded revenue targets in the new and existing markets for both commercial and business banking; maintaining asset quality; and providing effective leadership in the redesign of our Credit Delivery Process. These achievements, combined with his performance in certain administrative matters applicable to all NEO’s, resulted in his earning 95% of his target incentive.

●	Mr. Raven, President of Retail Banking. Mr. Raven’s individual performance objectives were aligned with the Company’s strategic focus areas of organic growth and core deposit strategy and furthering the Company’s value proposition. Mr. Raven achieved his goals of increasing demand deposit growth; achieving certain expense reductions, with a focus on increased profitability in the Pennstar market area; and fulfilling customer service satisfaction initiatives. Mr. Raven achieved the majority of his goals relating to asset quality and certain revenue/expense initiatives. This resulted in Mr. Raven earning 93% of his target incentive.

●	Mr. Brenner, President of Wealth Management. Mr. Brenner’s individual performance objectives were aligned with the Company’s strategic focus areas of enhancing relevant noninterest income business lines in order to reduce dependency on interest income, develop and retain our human capital and furthering the Company’s value proposition. Specifically, Mr. Brenner’s achieved his goals of providing leadership in transforming the Wealth Management Division, implementing organizational changes and skill enhancement initiatives to support growth and leveraging our retirement planning relationships to yield greater results. Mr. Brenner did not meet his goal of evaluating certain third-party resources. These achievements earned Mr. Brenner 98% of his target incentive.

The Committee considered such results together with the corporate component results in determining awards under the EICP as follows:

Named Executive Officer	2013 Target Incentive ($)	Actual Performance Achievement (% of Target)	2013 Incentive Earned ($)
Mr. Dietrich	567,000	100%	567,000
Mr. Chewens	176,328	100%	176,328
Mr. Raven	171,290	93%	159,870
Mr. Levy	173,809	95%	165,118
Mr. Brenner	130,707	98%	128,529

  Omnibus Incentive Plan

Since 2008, the Omnibus Plan has been used to provide NEOs, and other eligible employees, with annual and long-term incentives in the form of cash, equity and performance-based awards. The terms and conditions governing the grant of awards under the Omnibus Plan are described below.

The Omnibus Plan replaced the Company’s 1993 Stock Option Plan, the Performance Share Plan, the Non-Employee Directors Restricted and Deferred Stock Plan, Non-Employee Director, Divisional Director and Subsidiary Director Stock Option Plan and the 2006 Non-Executive Restricted Stock Plan.

All outstanding awards under the replaced plans remain outstanding; however, no further awards were granted pursuant to such plans after the Omnibus Plan was approved by Company shareholders at the Company’s annual meeting of shareholders held on May 6, 2008.

 Executive Long Term Incentive and Retention Equity Awards

In February 2013, the Committee granted Long Term Incentive and Retention Equity Awards under the Omnibus Plan. The Committee expects to make future long term incentive and retention equity awards in accordance with this 2013 award structure.  The 2013 awards (in the form of restricted stock units) are long-term, equity-based incentive awards that link executive compensation to the Company's profitability and shareholder value. The awards consist of a grant of (i) Retention Units, which are subject to a time-based vesting schedule (over four years) and a reduction, at the time of grant, based upon the grantee's achievement of individual performance factors for the 2012 calendar year and (ii) Performance Units, which vest based on the Company's achievement of specific performance goals established on the grant date (the outcome of which is substantially uncertain on such date) over a two-year performance period. The Committee determined the number of Retention Units and Performance Units underlying the awards based on a percentage of the grantee's salary as of the grant date, which was then converted to a number of units based on the fair market value of the Company's common stock. In determining the size of the awards, the Committee considered a number of factors, including the grantee's organizational position, historical performance, prior awards, current performance and potential future contribution to the Company, as well as feedback from an independent compensation consultant on target long term compensation levels. No dividends or dividend equivalents are paid on any unvested awards. The performance goal for each grantee with respect to the Performance Units is based on the Company's diluted EPS over the first 12 months of the two-year performance period, with a reduction based upon the quartile ranking of the Company's return on tangible common equity against a comparative group of peer institutions over each year of the two-year performance period, with full vesting and payout occurring following the completion of an additional one-year time-based vesting requirement after the end of the two-year performance period (subject to acceleration upon certain terminations or a change in control).

As shown in the table below, Messrs. Dietrich, Chewens, Raven, Levy and Brenner received the following long-term noncash compensation awards under the Omnibus Plan in 2013. In granting these awards, the Committee considered market data, as well as individual performance contributing to the Company’s success.

Named Executive Officer	Retention Units (1)	Performance Units (2)
Mr. Dietrich	15,108	15,108
Mr. Chewens	5,498	5,498
Mr. Raven	4,006	5,341
Mr. Levy	5,421	5,421
Mr. Brenner	4,076	4,076

(1)	NEOs met their performance objectives with the exception of Mr. Raven. These awards vest 40% the first year and 20% in each of years two and three.

(2)	The performance units are based on meeting the EPS target threshold of 100%. The amount of the award above is subject to a potential reduction at December 31, 2014 based upon the quartile ranking of the Company's return on tangible common equity (“ROTCE”) against a comparative group of peer institutions, with full vesting and payout occurring following the completion of an additional one-year time-based vesting requirement after the end of the performance period. The following table outlines the quartile peer ranking and the corresponding adjustment factor:

ROTCE Performance Factor
Percentile Ranking	Factor
Above 50th percentile	100%
40th - 49th percentile	50%
30th - 39th percentile	25%
Below 30th percentile	0%

Prior to 2013, long-term incentive awards to the executives consisted of a grant of i) performance-based restricted stock units, ii) Long-term Incentive Plan Restricted Stock Units (“LTIP”) and iii) time-vesting restricted stock units.

Performance Based Equity Awards

Performance based equity awards were granted under the Omnibus Plan. Performance share awards (in the form of restricted stock or units) were long-term, equity-based incentive awards that linked executive compensation to the Company's profitability and increased share value. The Committee established guidelines for granting awards that were based on the attainment, by the participant, of specific performance goals established at a time when the outcome of the performance goals was substantially uncertain. In setting the guidelines, the Committee considered a number of factors, including an individual's organizational position, historical performance, prior awards, current performance, potential future contribution to the Company and recommendations from compensation consultants. The Committee established the performance period over which the achievement of applicable performance goals will be measured, the executives who may participate during any performance period, the number of performance shares or stock units that may be awarded, and the vesting period for each grant. Dividends or dividend equivalents were paid on unvested awards granted prior to 2011. No dividends or dividend equivalents are paid on unvested awards granted after 2011.

Long-Term Incentive Award

On March 22, 2010, the Committee approved a long-term performance-based equity incentive program (the "CEO LTIP") for the CEO under the Omnibus Plan to emphasize long-term results and further align the CEO’s interests with those of Company shareholders. Under the program, the CEO has the opportunity to receive shares of Company common stock at the end of a six-year performance period (January 1, 2010-December 31, 2015). The CEO’s award account was initially set at zero shares, and shares or stock units will be added or subtracted annually over the six-year performance period based on whether the Company achieves annual diluted EPS targets to be established by the Committee at the beginning of each year. The amount to be credited for achievement of the annual diluted EPS targets, as well as the amount to be subtracted for failure to achieve these targets, will be determined annually by the Committee at the same time that the diluted EPS target is determined for the applicable year. The payment of the shares or stock units in the award account at the end of the six-year performance period is subject to the CEO’s continued employment with the Company, except in the event of death,  disability, voluntary retirement after age 60 occurring after January 1, 2016 or certain significant corporate transactions. Dividends on shares from the 2010 award in the award account will be paid to the CEO on a current basis; however, no dividends will be paid on stock units in the award account. In the event that shares or units are subtracted from the total balance, the shares or units on which dividends will be paid will be adjusted using a first in, first out method.  As of December 31, 2013 the balance in the CEO LTIP was 54,500 shares.  Effective February 20, 2013, no new awards are being made under the CEO LTIP.

On January 18, 2012, the Committee approved a long-term performance-based equity incentive program, or LTIP, for the NEOs, other than the CEO, under the Omnibus Plan, to emphasize long-term results and further align the NEO’s interests with those of Company shareholders. Under the LTIP, the NEOs have the opportunity to receive shares or stock units of Company common stock at the end of a performance period (January 1, 2012 through their Retirement Date). Retirement Date means the earlier of the date the NEO reaches Normal Retirement Age or qualifies for Early Retirement under the NBT Bancorp Inc. Defined Benefit Pension Plan (the "Pension Plan") (each as such term is defined in the Pension Plan). The NEO’s award account was initially set at zero shares, and stock units will be added or subtracted annually over the performance period based on whether the Company achieves annual diluted EPS targets to be established by the Committee at the beginning of each year. Any amount to be credited for achievement of the annual diluted EPS targets, as well as any amount to be subtracted for failure to achieve these targets, will be determined annually by the Committee at the same time that the diluted EPS target is determined for the applicable year. The payment of the stock units in the award account at the end of the performance period is subject to the NEO’s continued employment with the Company, except in the event of death, disability or certain significant corporate transactions. No dividends will be paid on stock units in the award account.  Effective February 20, 2013, no new awards are being made under the LTIP.

Retention Awards

The Company also granted time-vesting restricted stock units prior to 2013.  The vesting was based on a service period of four years with 40% vesting in year one and 20% vesting in years two through four.

Stock Options

Stock options have been granted under the terms of the Omnibus Plan. The Committee approved the grant of non-tax qualified options to key management employees, including the NEOs. Options, when granted, are awarded with an exercise price equal to the fair market value on the NASDAQ Stock Market on the date of the grant. Options granted by the Committee under the Omnibus Plan vest at a rate of 40% after one year, and in equal 20% increments over the next three years. Reload options vest 100% on the 2nd anniversary of the reload grant date. Options are forfeited if the holder does not exercise them within 10 years of the grant date.  As a matter of practice, the Company no longer awards options and no options have been granted since 2011 other than reloads pursuant to previously granted awards prior to 2009.

Retirement Plans

Defined Benefit Pension Plan

The eligible NEOs participate in the Pension Plan, which is a noncontributory, tax-qualified defined benefit pension plan. The Pension Plan is available to all Company employees who have attained age 21 and have completed one year of service, as defined in the Pension Plan. The Pension Plan provides for 100% vesting after three years of qualified service. The Pension Plan has a cash balance feature, in which all of the eligible NEOs participate. The footnotes to the Pension Benefits Table on page 34, including the narrative discussion that follows such table, contain a detailed description of the defined benefit/cash balance pension plan, including a description of the eligibility, crediting, vesting, mortality, and other terms and assumptions used for the calculation of Pension Plan benefits. Beginning January 1, 2010, participants in the Pension Plan were eligible for additional discretionary contributions to the 401(k) & Employee Stock Ownership Plan (the "401(k) Plan & ESOP") in lieu of interest credits to the cash balance portion of the pension plan.

Supplemental Retirement Benefits

Certain NEOs participate in a SERP, which is principally designed to restore benefits that would have been paid to the NEO if certain federal tax limitations were not in effect, as well as to attract and retain qualified and experienced executive officers. Each SERP is embodied in an agreement between the Company and the respective NEO. The narrative that follows the Nonqualified Deferred Compensation Table on page 36 contains a detailed description of each SERP.

401(k) Plan & Employee Stock Ownership Plan

The 401(k) Plan & ESOP is a tax-qualified defined contribution retirement savings plan available to all Company employees who have attained age 21 and are either scheduled to complete one year of service or have completed one year of service, as defined by the 401(k) Plan & ESOP. Participants in the 401(k) Plan & ESOP may contribute up to the limit prescribed by the Internal Revenue Service on a before-tax basis. The Company matches 100% of the first 3% of pay contributed to the plan. Additionally, the Company can make discretionary contributions to the 401(k) Plan & ESOP based on its financial performance. All Company contributions to this retirement plan for 2013 were made in cash and vest at the rate of 20% per year with full vesting following five years of benefit service. Prior to 2013, Company contributions were made in Company stock. The NEOs participate in the 401(k) Plan & ESOP. Column (h) in the Summary

Compensation Table on page 29 includes the dollar value of the stock contributed by the Company under the 401(k) Plan & ESOP to each of the NEOs prior to 2013. In addition, effective for plan years after December 31, 2009, the Company may make discretionary contributions to the 401(k) portion of the 401(k) Plan & ESOP to offset the elimination of interest credits to the Pension Plan, as described above.

Deferred Compensation Plan and Other Compensation Deferrals

The Deferred Compensation Plan allows the NEOs, and such other key employees as the Committee may approve annually, to defer some or all of their salary, commissions and/or bonus, to a future date. The Deferred Compensation Plan also permits the Company to make discretionary contributions to the accounts of eligible employees. Eligible employees are generally those employees determined to be highly compensated employees of the Company. In addition, the Omnibus Plan permits award recipients to defer receipt of vested equity awards to a future date. Certain NEOs elected to defer compensation or received discretionary contributions under this plan as detailed in the Nonqualified Deferred Compensation Table on page 36.

Perquisites and Other Personal Benefits

The Company provides NEOs with perquisites and other personal benefits that the Committee and the Company believe are reasonable and consistent with the Company's guiding compensation principles. These benefits enable the Company to attract and retain superior employees for key positions. During 2013, these benefits included the use of Company-owned automobiles, life and disability insurance, long term care insurance, and for certain NEOs, club memberships. Each NEO has a universal life insurance policy equal to two times his base salary, up to a maximum of $500,000, with the benefit payable to a beneficiary selected by the NEO.  The Company pays the premiums on each policy. For the CEO, the Company also maintains a split-dollar bank-owned life insurance for the benefit of the Company and the CEO. Messrs. Dietrich, Chewens, Raven, Levy and Brenner each have the use of a Company-owned automobile. Any personal mileage incurred by the executive is taxed as additional compensation in accordance with IRS regulations. The Committee periodically reviews the levels of perquisites and other personal benefits provided to NEOs. The dollar amount of these benefits is reflected in column (i) in the Summary Compensation Table on page 29. The aggregate amounts of perquisites and other personal benefits paid to Messrs. Dietrich, Chewens, Raven and Brenner were determined to be less than the established reporting thresholds for detailed disclosure.

Stock Ownership Guidelines

To directly align their interests with shareholders' interests, the Committee maintains stock ownership guidelines for the Board of Directors and the Company's executive management team, including the NEOs. The Committee modified the guidelines in January 2013 to increase the required levels of ownership and allow vested restricted stock units to be included in an individual's ownership for purposes of compliance with the guidelines. The modified guidelines require directors to own 5,000 shares of Company stock, NEOs other than the CEO to own 30,000 shares of Company stock, and the CEO to own 60,000 shares of Company stock. The executives must comply with the revised guidelines by the later of five years from the adoption of the modified policy (January 23, 2018) or five years from the date of promotion to the executive management team or election to the Board of Directors. Failure to meet the guidelines could, at the Committee's discretion, affect future equity-based awards. As of December 31, 2013, all NEOs and Directors were in compliance with the guidelines.

Hedging and Pledging Policies

All directors and employees are prohibited from engaging in any speculative transaction designed to hedge or offset any decrease in the market value of the Company's securities, including hedging of the Company's common stock. Beginning in 2014, the Company also prohibits any pledging of Company securities in a margin account and restricts all other pledging of any Company securities by requiring directors and employees to obtain the prior approval of the Insider Trading Compliance Officer, CEO or General Counsel before entering into any such agreement.  Company securities that were pledged as of January 27, 2014 as collateral for a loan were grandfathered and may continue to be pledged until released pursuant to the terms of the relevant pledges.

Risk Assessment

A formal risk assessment of the Company’s incentive compensation plans is performed annually.  A risk assessment matrix is used which considers and analyzes the following factors:

•	Type of award and who was eligible for the award;
•	Performance metrics associated with each plan;
•	Conditions of payout;
•	Party responsible for granting awards and assessing performance;
•	Potential risk features in plan design;
•	Major business risks that might be impacted by performance metrics;
•	Correlation of plan’s performance metrics to the Company's overall business objectives;
•	Consideration of internal controls present to prevent the manipulation of the budgeting process or performance outcomes;
•	Determination of the plan’s risk level as low, reasonable or excessive;
•	Plan provisions for risk mitigation; and
•	Assessment of the plan’s probability to result in adverse material risk.

The annual risk assessment is overseen by the Chief Risk Officer and reviewed annually by the Compensation Committee of the Board of Directors.

Tax and Accounting Matters

Section 162(m). Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to a company for compensation in excess of one million dollars paid to a company's CEO, and to the next four highest paid officers of the company, unless the compensation qualifies as "performance-based compensation" or falls under certain other specified exceptions under Section 162(m). Generally, to qualify as performance-based compensation, the plan or arrangement must contain specific performance criteria, specific limits on awards and amounts and must have shareholder approval. Performance awards under the Omnibus Plan (and the specific arrangements thereunder providing for performance awards, such as the EICP) contain specific performance criteria and are intended to meet the performance-based compensation exception to the annual one million dollar limitation. However, while the Committee recognizes the importance of tax deductibility and endeavors to formulate its compensation program in a tax-effective manner, it also believes it is critical to balance tax deductibility with ensuring that the Company's programs are designed appropriately to recognize and reward executive performance, such that at times current tax deductibility limits may be exceeded.

 Section 409A. Section 409A of the Internal Revenue Code generally provides that unless certain requirements are met, amounts deferred under a nonqualified deferred compensation plan are currently includible in an employee's gross income to the extent not subject to a substantial risk of forfeiture. Section 409A applies to most forms of deferred compensation, including but not limited to, nonqualified deferred compensation plans or arrangements, certain equity based performance awards, and severance plans or individual severance arrangements contained within employment agreements. Generally, under Section 409A, any severance arrangement not in compliance with Section 409A covering an NEO pursuant to an employment or change in control agreement, which is effective upon termination of employment, any deferrals under a nonqualified deferred compensation plan that do not comply with Section 409A or any stock option award grants with an exercise price of less than fair market value on the date of grant may subject the NEO to (i) current income inclusion of the relevant amounts, (ii) interest at the IRS underpayment rate, and (iii) an additional 20% excise tax. The Nonqualified Deferred Compensation Table on page 36 provides detailed information about the Company's nonqualified deferred compensation arrangements.

Sections 4999 and 280G. Section 4999 of the Internal Revenue Code imposes a 20% excise tax on certain "excess parachute payments" made to "disqualified individuals." Under Section 280G of the Internal Revenue Code, such excess parachute payments are also nondeductible to the Company. If payments that are contingent on a change of control to a disqualified individual (which terms include the NEOs) equal or exceed three times the individual's "base amount," they constitute "excess parachute payments" to the extent they exceed one times the individual's base amount.

The Company has entered into change-in-control agreements with each of Messrs. Dietrich, Chewens, Raven, Levy and Brenner which provide for a cutback of change-in-control benefits in circumstances where the executive would not be better off on a net after-tax basis by at least $50,000 by being paid the full change in control benefit. In circumstances where the executive will be better off by at least $50,000 on a net-after tax basis by being paid the full change in control benefit owed, the executive will be responsible for the payment of all excise taxes. However, neither the Company nor NBT Bank will be permitted to claim a federal income tax deduction for the portion of the change-in-control benefit that constitutes an "excess parachute payment."

Accounting Considerations. The Committee is informed of the financial statement implications of the components of the compensation program for NEOs. However, a compensation component's contribution to the objectives of the Company's compensation program and its projected economic cost, which may or may not be reflected on the Company's financial statements, are the main elements of NEO compensation decisions.

EXECUTIVE COMPENSATION

The following table sets forth information regarding compensation earned by each of the NEOs for each of the last three completed fiscal years. The compensation received by each NEO was a combination of cash and equity compensation and long-term and short-term compensation. The Committee concluded that this mix reflects the compensation principles discussed in the Compensation Discussion and Analysis, as applied to each NEO's responsibilities and performance.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)(1)	Stock Awards ($)(2)	Option Awards ($) (3)	Non-Equity Incentive Plan Compensation ($) (4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (5)	All Other Compensation ($) (6)	Total ($)
(a)	(b)	(c)	(e)	(f)	(g)	(h)	(i)	(j)
Martin A. Dietrich	2013	630,000	567,456	-	567,000	-	72,614	1,837,070
President and	2012	600,000	664,873	-	600,000	1,572,143	82,838	3,519,854
Chief Executive Officer	2011	552,000	1,293,923	144,879	828,000	1,600,893	89,681	4,509,376
Michael J. Chewens	2013	416,850	206,505	-	176,328	75,739	30,315	905,737
Senior Executive Vice President	2012	397,000	229,277	-	186,590	209,865	36,436	1,059,168
and Chief Financial Officer	2011	385,220	325,628	-	270,656	190,996	46,166	1,218,666
David E. Raven	2013	404,940	175,109	-	159,870	-	26,542	766,461
Executive Vice President, President	2012	397,000	229,277	-	176,427	293,551	38,117	1,134,372
of Retail Banking and President of Pennsylvania	2011	385,220	325,628	-	262,335	201,780	51,460	1,226,423
Jeffrey M. Levy	2013	410,895	203,613	-	165,118	72,160	48,587	900,373
Executive Vice President and	2012	397,000	229,277	-	176,657	379,304	49,593	1,231,831
President of Commercial Banking	2011	325,000	325,628	-	227,565	188,342	58,020	1,124,555
Timothy L. Brenner (7) Executive Vice President and President of Wealth Management	2013 2012 2011	309,000 300,000 -	153,095 319,314 -	- - -	128,529 141,000 -	2,996 - -	46,605 22,280 -	640,225 782,594 -

(1)	Certain NEOs deferred a portion of their salary. The deferred portion of their 2013 salary is detailed in the Nonqualified Deferred Compensation table on page 36.

(2)	The amounts in column (e) reflect the aggregate grant date fair value of the target performance awards and the annual non-performance equity award for the NEOs. The assumptions used to calculate the fair value of the 2013 stock awards are materially consistent with those used to calculate the 2013 stock expense, which are set forth in footnote 14 to the Company's audited consolidated financial statements contained in the Company's Form 10-K for the year ended December 31, 2013. The amount of the performance-based unit award below was determined at the end of the achievement period (December 31, 2013) based on reaching the EPS target level defined in the award agreement. The performance-based award amount reflected as the “Actual Award” below is subject to a potential reduction at December 31, 2014 based upon the quartile ranking of the Company's return on tangible common equity against a comparative group of peer institutions, with full vesting and payout occurring following the completion of an additional one-year time-based vesting requirement after the end of the performance period. The maximum values for the performance-based restricted stock unit and performance based long-term awards issued under the Omnibus Plan and the actual awards approved in January 2014 were as follows:

Executive Long-Term Incentive and Retention Equity Awards
	Retention Stock Units		Restricted Stock Unit Performance-Based Units
Executive	Maximum Award ($)	Actual Award ($)	Maximum Award ($)	Actual Award ($)
Martin A. Dietrich	288,563	288,563	390,447	278,894
Michael J. Chewens	105,012	105,012	142,087	101,493
David E. Raven	102,013	76,515	138,025	98,595
Jeffrey M. Levy	103,541	103,541	140,093	100,072
Timothy L. Brenner	77,852	77,852	105,333	75,243

(3)	The amounts in column (f) reflect the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 for the fiscal year in which the option was granted.

(4)	The amounts in column (g) reflect cash awards to Messrs. Dietrich, Chewens, Levy, Raven and Brenner under the EICP in 2013, 2012 and 2011, which were paid in January of the following calendar year. Certain NEOs deferred a portion of the 2013, 2012 and 2011 awards. The deferred portion of the 2013 award is detailed in the Nonqualified Deferred Compensation table on page 36.

(5)	The amounts in column (h) reflect solely the actuarial increase (decrease) in the present value of the NEOs benefits under all qualified and non-qualified pension plans established by the Company determined using interest rate and mortality rate assumptions consistent with those used in the Company's financial statements as set forth in footnote 13 to the Company's audited consolidated financial statements contained in the Company's Form 10-K for the year ended December 31, 2013, and includes amounts which the NEO may not currently be entitled to receive because such amounts are not vested. This resulted in negative amounts for each of Messrs. Dietrich and Raven for 2013 equal to $76,774 and $7,247, respectively, which are not included in the table above.

(6)	The amount shown in column (i) reflects the following items as applicable for each NEO for 2013:

Compensation	Dietrich	Chewens	Raven	Levy	Brenner
Value of matching and discretionary contributions to the 401(k) Plan & ESOP	$7,650	$7,650	$7,650	$7,650	$7,650
Value of life and disability insurance premiums paid by the Company	$22,168	$7,421	$6,410	$9,051	$6,815
Value of dividends on unvested equity awards(a)	$42,796	$15,244	$12,482	$11,656	$—
Value of Perquisites and Other Personal Benefits (b)	$—	$—	$—	$20,230	$—
Value of discretionary contributions to the Deferred Compensation Plan earned in 2013(c)	$—	$—	$—	—	$32,140

(a)	The amount shown for each of the NEOs represents dividends paid on stock awards.

(b)	The amount shown for Perquisites and Other Personal Benefits consists of personal vehicle use of $4,002 and club memberships of $16,228 for Mr. Levy.

(c)	The Compensation and Benefits Committee approved a discretionary contribution of 10% of Mr. Brenner’s 2014 salary in January 2014 as a result of his 2013 performance.

(7)	Mr. Brenner began his employment with the Company on March 5, 2012.

Grants of Plan-Based Awards

The following table provides information about plan-based awards to the NEOs under the Company’s cash and equity incentive plans during 2013.

			Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)
Name	Grant Date	Date of Committee /Board Action	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	All Other Options & Awards: Number of Securities Underlying Options (#) (3)	Grant Date Fair Market Value ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(l)
Martin A. Dietrich	2/20/2013	2/20/2013	283,500	567,000	850,500	12,086	15,108	21,151		278,894
	2/20/2013	2/20/2013							15,108	288,563
Michael J. Chewens	2/20/2013	2/20/2013	88,372	176,328	264,700	4,398	5,498	7,697		101,493
	2/20/2013	2/20/2013							5,498	105,012
David E. Raven	2/20/2013	2/20/2013	85,847	171,290	257,137	4,273	5,341	7,477		98,595
	2/20/2013	2/20/2013							4,006	76,515
Jeffrey M. Levy	2/20/2013	2/20/2013	87,110	173,809	260,918	4,337	5,421	7,589		100,072
	2/20/2013	2/20/2013							5,421	103,541
Timothy L. Brenner	2/20/2013	2/20/2013	65,508	130,707	196,215	3,260	4,076	5,706		75,243
	2/20/2013	2/20/2013							4,076	77,852

(1)	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards are a product of a percentage of base salary in accordance with the EICP, a detailed description of which appears on page 22.

(2)	Estimated Future Payouts Under Equity Incentive Plan Awards represent performance-based awards issued in accordance with the Omnibus Plan, a description of which can be found in the Compensation Discussion and Analysis narrative.

(3)	The February 20, 2013 restricted stock unit awards were issued pursuant to the Omnibus Plan, a description of which can be found in the Compensation Discussion and Analysis narrative.

Outstanding Equity Awards at Fiscal Year-End

The following table provides information about outstanding equity awards under the Company’s equity compensation plans at December 31, 2013, whether granted in 2013 or earlier, including awards that have been transferred other than for value.

	Option Awards					Restricted Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Grant Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($) (2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (6)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)
	11/18/2011	30,000 (5)	-	20.9400	11/18/2021	2/20/2013	15,108 (9)	391,297	-	-
	1/15/2010	20,000 (4)	5,000	20.1900	1/15/2020	2/20/2013			15,108	391,297
	1/15/2009	25,000 (4)	-	25.3800	1/15/2019	1/1/2012	11,500 (8)	297,850	-	-
	1/15/2008	25,000 (3)	-	20.3617	1/15/2018	1/1/2012	17,250 (1)	446,775	-	-
Martin A. Dietrich	12/27/2007	12,641 (5)	-	24.5692	12/27/2017	1/15/2012	3,750 (9)	97,125	-	-
	1/1/2007	28,000 (3)	-	25.7620	1/1/2017	1/1/2011	23,000 (8)	595,700	-	-
	1/1/2006	30,000 (3)	-	22.3520	1/1/2016	1/1/2011	24,150 (1)	625,485	-	-
	8/1/2005	6,470 (5)	-	24.4458	8/1/2015	1/15/2011	2,500 (9)	64,750	-	-
	1/20/2005	22,423 (3)	-	23.2708	1/20/2015	1/1/2010	20,000 (8)	518,000	-	-
						1/1/2010	15,750 (1)	407,925	-	-
						1/1/2009	7,500 (1)	194,250	-	-
	1/15/2010	- (4)	3,600	20.1900	1/15/2020	2/20/2013	5,498 (9)	142,398	-	-
	1/15/2009	18,000 (4)	-	25.3800	1/15/2019	2/20/2013	-	-	5,498 (7)	142,398
	1/1/2007	20,000 (3)	-	25.7620	1/1/2017	1/1/2012	1,000 (10)	25,900	-	-
Michael J. Chewens	1/1/2006	22,000 (3)	-	22.3520	1/1/2016	1/1/2012	6,325 (1)(7)	163,818	-	-
	1/20/2005	17,507 (3)	-	23.2708	1/20/2015	1/15/2012	2,700 (9)	69,930	-	-
						1/1/2011	8,855 (1)(7)	229,345	-	-
						1/15/2011	1,800 (9)	46,620	-	-
						1/1/2010	7,700 (1)(7)	199,430	-	-
						1/1/2009	4,500 (1)	116,550	-	-
	1/15/2010	14,400 (4)	3,600	20.1900	1/15/2020	2/20/2013	4,006 (9)	103,755	-	-
	1/15/2009	18,000 (4)	-	25.3800	1/15/2019	2/20/2013	-	-	5,341	138,332
	1/15/2008	17,000 (3)	-	20.3617	1/15/2018	1/1/2012	1,000 (10)	25,900	-	-
	1/1/2007	19,000 (3)	-	25.7620	1/1/2017	1/1/2012	6,325 (1)	163,818	-	-
David E. Raven	1/1/2006	20,000 (3)	-	22.3520	1/1/2016	1/15/2012	2,700 (9)	69,930	-	-
	1/20/2005	16,289 (3)	-	23.2708	1/20/2015	1/1/2011	8,855 (1)	229,345	-	-
						1/15/2011	1,800 (9)	46,620	-	-
						1/1/2010	7,700 (1)	199,430	-	-
						1/1/2009	4,500 (1)	116,550	-	-

Outstanding Equity Awards at Fiscal Year End (continued)

	1/15/2010	14,400 (4)	3,600	20.1900	1/15/2020	2/20/2013	5,421 (9)	140,404	-	-
	1/15/2009	13,000 (4)	-	25.3800	1/15/2019	2/20/2013	-	-	5,421 (7)	140,404
	1/15/2008	7,500 (3)	-	20.3617	1/15/2018	1/1/2012	1,000 (10)	25,900	-	-
	1/1/2007	9,000 (3)	-	25.7620	1/1/2017	1/1/2012	6,325 (1)	163,818	-	-
Jeffrey M. Levy	1/1/2006	5,000 (3)	-	22.3520	1/1/2016	1/15/2012	2,700 (9)	69,930	-	-
	10/1/2005	20,000 (3)	-	23.2930	10/1/2015	1/1/2011	8,855 (1)(7)	229,345	-	-
						1/15/2011	1,800 (9)	46,620	-	-
						1/1/2010	7,700(1)(7)	199,430	-	-
						1/1/2009	4,200 (1)(7)	108,780	-	-
						2/20/2013	4,076 (9)	105,568	-	-
						3/15/2012	1,000 (10)	25,900	-	-
Timothy L. Brenner						2/20/2013	-	-	4,076	105,568
						3/15/2012	6,325 (1)	163,818	-	-
						3/15/2012	2,700 (9)	69,930	-	-
						3/15/2012	5,000 (1)	129,500	-	-

(1)	Restricted stock or unit awards vest 100% five years after the date of its grant.

(2)	The market values of these shares are based on the closing market price of the Company’s common stock on the NASDAQ Stock Market of $25.90 on December 31, 2013.

(3)	Options were issued pursuant to the NBT Bancorp Inc. 1993 Stock Option Plan and each grant vests 40% after one year, 20% annually for the following three years.

(4)	Options were issued pursuant to the Omnibus Plan and each grant vests 40% after one year, 20% annually for the following three years.

(5)	Reload options granted upon cash exercise of initial option grant, issued pursuant to the 1993 Stock Option Plan. Each reload grant vests 100% two years after the date of its grant. The 11/18/11 reloaded options were issued pursuant to the Omnibus Plan.

(6)	These awards were earned during 2013 based on performance approved in January 2014. Performance based Incentive Plan awards vest 100% three years after the date of its grant and are subject to clawback through December 31, 2014.

(7)	The executive has deferred this award.

(8)	Long-Term Incentive Plan awards vest in full on January 1, 2016.

(9)	Restricted stock unit awards vest 40% the first year and 20% in each of years two, three and four.

(10)	Long-Term Incentive Plan awards vest in full upon NEO’s retirement subject to four years of service and reaching age 55.

Option Exercises and Stock Vested

The following table provides information about stock options exercised and restricted shares vested for each NEO during 2013.

	Option Awards		Restricted Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (1)	Number of Shares Acquired on Vesting (#) (2)	Value Realized on Vesting ($) (3)
(a)	(b)	(c)	(d)	(e)
Martin A. Dietrich	25,151	23,476	21,250	428,942
Michael J. Chewens	33,115	151,804	15,250	307,936
David E. Raven	15,831	38,762	15,050	303,960
Jeffrey M. Levy	—	—	10,375	210,640
Timothy L. Brenner	—	—	1,800	39,789

(1)	The “Value Realized on Exercise” is equal to the difference between the option exercise price and the fair market value on the National Market System of NASDAQ on the date of exercise.

(2)	For Messer’s. Dietrich, Chewens and Levy this amount includes 9,472, 6,542 and 2,188 restricted stock units, respectively, the receipt of which was deferred under the terms of the Deferred Compensation Plan and the Omnibus Plan.

(3)	The “Value Realized on Vesting” is equal to the per share market value of the underlying shares on the vesting date multiplied by the number of shares acquired on vesting. For Messer’s. Dietrich, Chewens and Levy this amount includes $188,303, $130,055 and $43,497 respectively attributed to restricted stock units, the receipt of which was deferred under the terms of the Deferred Compensation Plan and the Omnibus Plan.

Pension Benefits Table

The following table includes information about each NEO’s benefits under the Company’s Pension Plan and each NEO’s SERP. Mr. Brenner does not have a SERP with the Company.

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($) (1)
(a)	(b)	(c)	(d)
Martin A. Dietrich	NBT Bancorp Inc. Defined Benefit Plan	28.25	1,791,413
	Dietrich SERP	13.00	4,779,741
Michael J. Chewens	NBT Bancorp Inc. Defined Benefit Plan	18.00	1,073,166
	Chewens SERP	13.00	522,208
David E. Raven	NBT Bancorp Inc. Defined Benefit Plan	16.00	667,201
	Raven SERP	10.00	559,235
Jeffrey M. Levy	NBT Bancorp Inc. Defined Benefit Plan	8.00	171,982
	Levy SERP	4.00	622,975
Timothy L. Brenner	NBT Bancorp Inc. Defined Benefit Plan	1.00	2,996

(1)	The above amounts were computed using the following significant assumptions:

●	Mortality—The RP-2000 Mortality Table for males and females with projected mortality improvements to 2014.

●	Discount Rate—5.05% for Defined Benefit Plan Benefits, 4.90% for SERP benefits.

●	Salary Increases—3.00% for Defined Benefit Plan Benefits, 3.75% for SERP benefits.

●	Interest Rate Credit for determining projected cash balance account—3.75%.

●	Interest rate to annuitize cash balance account—5.25%.

●	Mortality to annuitize cash balance account—This table is currently a 50/50 blend of the sex distinct combined annuitant/non-annuitant mortality tables prescribed by the Internal Revenue Service for determining the “Funding Target Liability” for 2014.

●	Assumed Retirement Age—Retirement rates for ages 55-66 for Defined Benefit Plan Benefits, age 61 and 8 months for Dietrich SERP, age 62 for Chewens SERP, Raven SERP, and Levy SERP.

●	Credited service under the Defined Benefit Plan is based on date of participation, not date of hire; the first year of service is excluded. Credited service under each SERP is earned from the effective date of the agreement

The NEOs participate in the Pension Plan. The Pension Plan is a noncontributory, tax-qualified defined benefit pension plan. Eligible employees are those who have attained age 21 and have completed one year of service in which the employee worked at least 1,000 hours. The Pension Plan provides for 100% vesting after three years of qualified service. Benefits payable as an annuity at age 65 are reduced 3% per year for early retirement. Early retirement eligibility is age 55 with 3 years of service. Mr. Dietrich is the only NEO who is eligible for early retirement as of December 31, 2013. Mr. Dietrich, Mr. Chewens, Mr. Raven and Mr. Levy are 100% vested as of December 31, 2013. Mr. Brenner is 0% vested as of December 31, 2013. The Pension Plan, as amended and restated effective January 1, 2009, has received favorable determination from the Internal Revenue Service that it is qualified under Section 401(a) of the Internal Revenue Code with such letter being effective March 31, 2012. The Pension Plan was converted to a defined benefit plan with a cash balance feature, effective January 1, 2000. Prior to that date, the Pension Plan was a traditional defined benefit pension plan. Each active participant in the Pension Plan as of January 1, 2000 was given a one-time irrevocable election to continue participating in the traditional defined benefit plan design or to begin participating in the new cash balance plan design. All employees who became participants after January 1, 2000 automatically participated in the cash balance plan design. Each of our eligible NEOs participates in the cash balance plan design.

Under the cash balance plan design, hypothetical account balances are established for each participant and pension benefits are generally stated as the lump sum amount in that hypothetical account. Notwithstanding the preceding sentence, since a cash balance plan is a defined benefit plan, the annual retirement benefit payable at normal retirement (age 65) is an annuity, which is the actuarial equivalent of the participant’s account balance under the cash balance plan. However, participants may elect, with the consent of their spouses if they are married, to have the benefits distributed as a lump sum rather than an annuity.

In 2013, benefits under the Pension Plan are computed using a cash balance methodology for participants who converted (as described hereafter) that provides for pay-based credits to the participants’ hypothetical accounts equal to 5% to 22% (depending on age and other factors) on the first $255,000 of annual eligible compensation. Eligible compensation under the Pension Plan is defined as fixed basic annual salary or wages, commissions, overtime, cash bonuses, and any amount contributed by the Company at the direction of the participant pursuant to a salary reduction agreement and excludible from the participant’s gross income under the Internal Revenue Code, but excluding any other form of remuneration, regardless of the manner calculated or paid, such as amounts realized from the exercise of stock options, severance pay or the Company’s cost for any public or private benefit plan, including the Pension Plan. In addition to the pay-based service credits, annual interest credits are made to the participant’s account balance based on the average annual yield on 30-year U.S. Treasury securities for the November of the prior year. The Pension Plan was amended effective December 31, 2009, such that future pay-based credits will not receive interest credits within the cash balance plan. The interest credits on future pay- based credits will be made as discretionary Company contributions to the 401(k) Plan & ESOP. Hypothetical account balances as of December 31, 2009 will continue to receive annual interest credits as described above. The Pension Plan has been amended, effective March 1, 2013, to reduce the future annual pay-based credits for most cash balance design participants from 5% to 2.50% per year. The amendment also freezes benefit accruals as of March 1, 2013 for all participants who as of January 1, 2000 elected to continue participating in the traditional defined benefit plan design; their future benefit accruals will be under the cash balance design with annual pay-based credits of 2.50%. For 2013, the pay- based credits for Messrs. Dietrich, Chewens, Raven, Levy and Brenner were 22%, 19%, 19%, 19% and 2.50%, respectively.  The Company’s contributions to the Pension Plan in 2013 for Messrs. Dietrich, Chewens, Raven, Levy and Brenner were $56,100, $48,450, $48,450 and $48,450 and $6,375, respectively.  There were no payments made under the Pension Plan or SERP’s during 2013.

Nonqualified Deferred Compensation

The following table includes information about the activity in, amounts earned, and balances of, each  NEO’s SERP and account under the Deferred Compensation Plan.

Name	Executive Contributions in 2013 ($) (1) (2)	Company Contributions in 2013 ($)		Aggregate Earnings in 2013 ($) (4)	Aggregate Withdrawals / Distributions ($)	Aggregate Balance at December 31, 2013 ($) (5)
(a)	(b)	(c)		(d)	(e)	(f)
Martin A. Dietrich	188,303	493,293		(578,226)	-	5,029,287
Michael J. Chewens	312,260	82,609		242,192	-	1,797,116
David E. Raven	17,643	77,544		(60,719)	-	638,854
Jeffrey M. Levy	69,996	122,356		(48,764)	(33,677)	747,735
Timothy L. Brenner	-	32,140	(3)	3,076	-	65,216

(1)	Each of Messrs. Chewens, Raven, and Levy contributed $182,205, $17,643, and $26,499, respectively to the Deferred Compensation Plan, each of which was reported as non-equity incentive plan compensation earnings in the Summary Compensation Table on page 29.

(2)	Includes $188,303, $130,055 and $43,497 for each of Messrs. Dietrich, Chewens and Levy, respectively, attributable to restricted stock units that vested in 2013 but which were deferred.

(3)	The Summary Compensation Table includes registrant discretionary contributions earned in 2013 and reflected under the caption “All Other Compensation” in the Summary Compensation Table.

(4)	The aggregate earnings are from the SERP and Deferred Compensation Plan. The earnings from the Deferred Compensation Plan are due to market value increases on the investments in the Deferred Compensation Plan, which are not an expense to the Company.

(5)	Includes discretionary contribution amounts earned in 2013 (even if not contributed by the Company until 2014).

Supplemental Retirement Benefits

Section 415 of the Internal Revenue Code places certain limitations on pension benefits that may be paid from the trusts of tax-qualified plans, such as the Pension Plan. Because of these limitations and in order to provide certain executives with adequate retirement income, the Company has entered into supplemental retirement agreements which provide retirement benefits to the named executives in the manner discussed below. It should be noted that where applicable, the amounts payable under the Supplemental Retirement Agreements, as discussed in the following section, are offset by payments made under the Pension Plan, the annuitized employer portion of the Company’s 401(k) Plan & ESOP and Social Security.

The Company has entered into agreements with Messrs. Dietrich, Chewens, Raven and Levy to provide each executive with supplemental retirement benefits. Messrs. Dietrich’s, Chewens’, and Raven’s agreements were revised most recently on November 5, 2009. Mr. Levy’s agreement was executed on January 1, 2010. Each SERP provides the executive with an annual supplemental benefit at normal retirement, including (a) the annual benefit payable to the executive under the Pension Plan, (b) the annual benefit that could be provided by contributions by the Company and NBT Bank (other than the executive’s elective deferrals) to the Company’s 401(k) Plan & ESOP and the earnings on those amounts if these contributions and earnings were converted to a benefit payable under the agreement using the actuarial assumptions provided under the agreement, (c) his Social Security benefit and (d) the SERP, which will be equal to the greater of (1) a percentage (60% for Mr. Dietrich and 50% for Messrs. Chewens, Raven, and Levy) of the executive’s final average compensation (i.e., average annual base salary, commissions, bonuses and elective deferrals without regard to any Internal Revenue Code limitations on compensation applicable to tax qualified plans) or (2) the sum of the annual amount of the executive’s benefit under the Pension Plan, calculated without giving effect to limitations and restrictions imposed by the Internal Revenue Code plus the annual benefit that could be provided by contributions by the Company and NBT Bank (other than the executive’s elective deferrals) to the Company’s 401(k) Plan & ESOP and the earnings on those amounts, calculated by disregarding the limitations and restrictions imposed by the Internal Revenue Code and using the actuarial assumptions set out in the Pension Plan, with the exception of a different salary scale assumption.

Reduced amounts will be payable under each SERP in the event the NEO takes early retirement. If the NEO dies leaving a surviving spouse, his spouse will be entitled to an annual benefit for life equal to the annual survivor annuity benefit under the Pension Plan, calculated without giving effect to limitations and restrictions imposed by the Internal Revenue Code, reduced by the surviving spouse benefit actually payable under such plan, plus a lump sum amount equal to contributions by the Company and NBT Bank (other than the executive’s elective deferrals) to the Company’s 401(k) Plan & ESOP, calculated by disregarding the limitations and restrictions imposed by the Internal Revenue Code, reduced by the amounts actually contributed to the Company’s 401(k) Plan & ESOP, plus the earnings on such net amount. If the executive dies after attaining a certain age (age 58 for Mr. Dietrich and age 60 for Messrs. Chewens, Raven, and Levy) and after he has retired, but before payment of benefits has commenced, the surviving spouse will receive an annual benefit equal to the excess, if any, of (1) the monthly amount the surviving spouse is entitled to under the Pension Plan, calculated without giving effect to limitations and restrictions imposed by the Internal Revenue Code, over (2) the monthly amount actually payable to the surviving spouse under the Pension Plan plus the monthly amount that is the actuarial equivalent of any supplemental retirement benefit payable to the surviving spouse. Except in the case of early retirement or death, payment of benefits will commence upon the first day of the month after the executive attains a certain age (age 60 for Mr. Dietrich and age 62 for Messrs. Chewens, Raven, and Levy). Assuming Mr. Dietrich is currently 60 years old and retiring, Messrs. Chewens, Raven, and Levy are currently 62 years old and retiring, satisfaction of applicable SERP conditions, and that each executive’s 2013 compensation was his final average compensation as defined by the SERP, the estimated aggregate annual retirement benefit under the SERP, the Company’s cash balance pension plan, the annuitized employer portion of the Company’s 401(k) Plan & ESOP and social security to be paid to Messrs. Dietrich, Chewens, Raven, and Levy would be $738,000, $420,157, $363,630, and $293,776, respectively. The social security portion of these amounts is assumed to commence at the Normal Social Security Retirement Age for each executive. The SERP for Messrs. Dietrich, Chewens, Raven, and Levy will at all times be unfunded except that, in the event of a change in control, the Company will be required to transfer to a grantor trust an amount sufficient to cover all potential liabilities under the SERP.

Deferred Compensation Plan

The Deferred Compensation Plan allows the NEOs, and such other executives as are selected annually, to defer some or all of their salary, commissions and/or bonus, to a future date. Eligible employees are generally those employees determined to be highly compensated employees of the Company. The Deferred Compensation Plan provisions allow for a minimum annual deferral election of $1,000, a maximum of 100% of salary, commissions and/or bonus. Deferral of these payments lowers each participant’s compensation for income tax purposes for the year of deferral and allows accumulation of earnings on that deferred compensation on a tax-deferred basis. Participants are required to elect a time of distribution, either a specific date or at time of separation from employment, and a form of distribution, either a lump sum or annual installments for a period of either five or ten years following the elected time of distribution. The terms and conditions for the deferral of compensation are subject to the provisions of Section 409A of the Internal Revenue Code.

Potential Payments Upon Termination or Change in Control

The following table and related footnotes describe and quantify the amount of post termination payments that would be payable to each NEO in the event of termination of such NEO’s employment as of December 31, 2013, under various employment related scenarios pursuant to the employment agreements, change in control agreements and equity award agreements entered into with each NEO utilizing a per share stock price of $25.90, the closing market price of the Company’s common stock on such date. Due to the number of factors that affect the nature and amount of any benefits provided upon the events discussed below, any actual amounts paid or distributed may be different from those presented in the following table. Factors that could affect these amounts include the timing during the year of any such event, the Company’s stock price and the NEO’s age.

Potential Payments Upon Termination or Change in Control Table

Name	Benefit	Retirement ($)	Death ($) (1)		Disability ($)		By NBT w/o Cause ($)		By NBT with Cause ($)	By Exec. w/o Good Reason ($)	By Exec. with Good Reason ($)	Change in Control ($) (2)
Martin A. Dietrich	Accrued Unpaid Salary & Vacation	29,077	29,077		29,077		29,077		29,077	29,077	29,077	29,077
	Deferred Compensation	61,243	61,243		61,243		61,243		61,243	61,243	61,243	61,243
	Severance (3)	—	—		—		1,871,654	(4)	—	—	1,871,654	4,383,726	(5)
	SERP	4,801,575	1,397,038		4,801,575		4,801,575		—	4,801,575	4,801,575	8,056,299	(6)
	Stock Options	28,550	28,550		28,550		—		—	—	—	28,550
	Restricted Stock	2,618,904	4,030,454		4,030,454		2,457,029		—	—	2,457,029	4,030,454
	Health & Welfare	10,614	2,000,000	(7)	231,998	(8)	—		—	—	—	91,488	(9)
	Sub-Total	7,549,963	7,546,362		9,182,897		9,220,578		90,320	4,891,895	9,220,578	16,680,837
	Cutback of Change in Control Benefits, if applicable (10)	—	—		—		—		—	—	—	—
	Total	7,549,963	7,546,362		9,182,897		9,220,578		90,320	4,891,895	9,220,578	16,680,837
Michael J. Chewens	Accrued Unpaid Salary & Vacation	18,438	18,438		18,438		18,438		18,438	18,438	18,438	18,438
	Deferred Compensation (11)	1,133,740	1,144,853		1,144,853		1,133,740		1,133,740	1,133,740	1,133,740	1,133,740
	Severance (3)	—	—		—		1,238,411	(12)	—	—	1,238,411	2,017,436	(13)
	SERP	522,208	522,208		522,208		522,208		—	522,208	522,208	775,915	(6)
	Stock Options	—	20,556		20,556		—		—	—	—	20,556
	Restricted Stock	—	1,136,388		1,136,388		993,938		—	—	993,938	1,136,388
	Health & Welfare	—	—		435,416	(8)	—		—	—	—	57,100	(9)
	Sub-Total	1,674,386	2,842,443		3,277,859		3,906,735		1,152,178	1,674,386	3,906,735	5,159,573
	Cutback of Change in Control Benefits, if applicable (10)	—	—		—		—		—	—	—	—
	Total	1,674,386	2,842,443		3,277,859		3,906,735		1,152,178	1,674,386	3,906,735	5,159,573
David E. Raven	Accrued Unpaid Salary & Vacation	18,690	18,690		18,690		18,690		18,690	18,690	18,690	18,690
	Deferred Compensation (11)	78,846	79,619		79,619		78,846		78,846	78,846	78,846	78,846
	Severance (3)	—	—		—		1,203,028	(14)	—	—	1,203,028	1,959,795	(15)
	SERP	515,368	515,368		515,368		515,368		—	515,368	515,368	1,072,557	(6)
	Stock Options	—	20,556		20,556		—		—	—	—	20,556
	Restricted Stock	—	1,093,679		1,093,679		951,229		—	—	951,229	1,093,679
	Health & Welfare	—	—		389,122	(8)	—		—	—	—	51,032	(9)
	Sub-Total	612,904	1,727,912		2,117,034		2,767,161		97,536	612,904	2,767,161	4,295,155
	Cutback of Change in Control Benefits, if applicable (10)	—	—		—		—		—	—	—	823,575
	Total	612,904	1,727,912		2,117,034		2,767,161		97,536	612,904	2,767,161	3,471,580
Jeffrey M. Levy	Accrued Unpaid Salary & Vacation	17,779	17,779		17,779		17,779		17,779	17,779	17,779	17,779
	Deferred Compensation	—	81,263		81,263		—		—	—	—	—
	Severance (3)	—	—		—		1,220,720	(16)	—	—	1,220,720	1,988,615	(17)
	SERP	276,936	276,936		276,936		276,936		—	276,936	276,936	738,942	(6)
	Stock Options	—	20,556		20,556		—		—	—	—	20,556
	Restricted Stock	—	1,124,630		1,124,630		982,180		—	—	982,180	1,124,630
	Health & Welfare	—	—		380,213	(8)	—		—	—	—	57,609	(9)
	Sub-Total	294,715	1,521,164		1,901,377		2,497,615		17,779	294,715	2,497,615	3,948,131
	Cutback of Change in Control Benefits, if applicable (10)	—	—		—		—		—	—	—	—
	Total	294,715	1,521,164		1,901,377		2,497,615		17,779	294,715	2,497,615	3,948,131
Timothy L. Brenner	Accrued Unpaid Salary & Vacation	11,885	11,885		11,885		11,885		11,885	11,885	11,885	11,885
	Deferred Compensation (11)	33,646	33,976		33,976		33,646		33,646	33,646	33,646	33,646
	Severance (3)	—	—		—		306,001	(18)	—	—	306,001	1,000,316	(19)
	Stock Options	—	—		—		—		—	—	—	—
	Restricted Stock	250,437	600,284		600,284		374,954		—	—	374,954	600,284
	Health & Welfare	—	—		258,255	(8)	—		—	—	—	20,115	(9)
	Sub-Total	295,968	646,145		904,400		726,486		45,531	45,531	726,486	1,666,246
	Cutback of Change in Control Benefits, if applicable (10)	—	—		—		—		—	—	—	297,110
	Total	295,968	646,145		904,400		726,486		45,531	45,531	726,486	1,369,136

(1)	The Company pays the premiums on up to $500,000 face amount life insurance policies insuring the life of the NEO (with beneficiaries designated by the named executives). The values shown in the table do not reflect the death benefit payable to the NEO’s beneficiaries by the Company’s insurer. The premiums associated with the life insurance policies for the year 2013 and paid by the Company on behalf of the NEO are included in the Summary Compensation Table under the column “All Other Compensation,” and detailed in footnote 6 to that table.

(2)	Change in control benefit will only be payable in the following scenarios: (1) the executive is terminated without Cause within 24 months following a change in control; (2) the executive terminates employment for Good Reason within 24 months following a change in control; or (3) the executive terminates employment without good reason within 12 months following a change in control.

(3)	Severance under a change in control situation is computed for the NEO by the following formula: 2.99 (or 2.0 for Mr. Brenner) multiplied by the sum of their annualized salary for the calendar year in which the change in control of the Company occurred, the maximum bonus that could have been paid to them for such calendar year if all applicable targets and objectives had been achieved, or if no formal bonus program is in effect, the largest bonus amount paid to the executive during any one of the three preceding years.

(4)	As of 12/31/2013, Mr. Dietrich is entitled to three years of salary continuation, at $630,000 per year, discounted for six months using the 120% of the Applicable Federal Rate for December 2013, equal to 1.97%, compounded semiannually, to reflect the mandatory six month waiting period pursuant to Section 409A of the Internal Revenue Code.

(5)	Mr. Dietrich is entitled to a benefit under the severance formula, as referenced in footnote (3) above, which is $4,426,695, based on 2013 amounts of $630,000 for salary and $850,500 for maximum bonus. This total is then discounted for six months using the 120% of the Applicable Federal Rate for December 2013, equal to 1.97%, compounded semiannually, to reflect the mandatory six month waiting period pursuant to Section 409A of the Internal Revenue Code. This results in the severance amount of $4,383,726 shown in the table.

(6)	Under their change in control agreements as in effect on December 31, 2013, Messrs. Dietrich, Chewens, Raven, and Levy are entitled to receive the supplemental benefit feature under each SERP. This benefit would normally not become vested until at least age 58 (Dietrich) or 60 (Chewens/Raven/Levy) but will become immediately and fully vested following a change in control of the Company. This supplemental benefit is assumed to be paid as an annuity beginning at age 60 (Dietrich) or 62 (Chewens/Raven/Levy), but not earlier than January 1, 2016.

(7)	Represents portion of split dollar life insurance proceeds payable to Mr. Dietrich’s beneficiary upon his death.

(8)	Represents the actuarial net present value as of December 31, 2013, of the payments Messrs. Dietrich, Chewens, Raven, Levy, and Brenner are entitled to under their Executive Long Term Disability plans as well as Mr. Chewens’ benefits under his supplemental disability policy. In addition to utilizing the RP2000 Mortality Table for Disabled Males, the following assumptions were used to calculate the present value: (i) payments would be made until age 65; (ii) discount rate of 4.90%; and (iii) annual cost of living adjustment of 0% (3% for Mr. Chewens’ supplemental disability policy).

(9)	Under their change in control agreements Messrs. Dietrich, Chewens, Raven, Levy, and Brenner are entitled to continuation of all non-cash employee benefit plans, programs or arrangements, for 3 years (2 years for Mr. Brenner) following their termination following a change in control of the Company, unless a longer or shorter period is dictated by the terms of the plan or by law. The figure in this row represents the present value of continued medical insurance coverage for 36 months (24 months for Mr. Brenner) all at the cost of the Company (generally, 18 months maximum under COBRA, plus the balance of 18 months of medical coverage under a conversion policy—using assumptions mandated by GAAP; 18 months dental and vision coverage under the Company’s self-insured plans; plus continued premium payment on portable life insurance policies).

(10)	The Company had previously entered into change in control agreements with each of Messrs. Dietrich, Chewens, Raven, Levy, and Brenner. In January 2013, the Company amended the aforementioned change in control agreements to eliminate the excise tax indemnification payments and provide for a cutback of change in control benefits in circumstances where the executive would not be better off on a net after-tax basis by at least $50,000 by being paid the full change in control benefit. In circumstances where the executive will be better off by at least $50,000 on a net-after tax basis by being paid the full change in control benefit owed, the executive will be responsible for the payment of all excise taxes. However, in such circumstances, neither the Company nor NBT Bank will be permitted to claim a federal income tax deduction for the portion of the change in control benefit that constitutes an "excess parachute payment." The amounts shown for Messrs. Dietrich, Chewens, and Levy do not reflect any benefit cutbacks, as they are better off on a net after-tax basis by more than $50,000 if paid the full amount. The amounts shown for Messrs. Raven and Brenner reflect a benefit cutback in their severance payments, as they are not better off on a net after-tax basis by more than $50,000 if paid the full amount owed. After reflection of the benefit cutback, an excise tax would not apply to the change in control benefits for Messrs. Raven and Brenner and all amounts payable to these individuals would therefore not be rendered nondeductible for purposes of federal income taxes as an excess parachute payment.

(11)	For termination other than death or disability, Mr. Chewens’, Mr. Raven’s and Mr. Brenner’s deferred compensation payments are payable in a lump sum or annual installments, based on their election, following separation of service. These amounts were discounted for six months using 120% of the Applicable Federal Rate for December 2013, equal to 1.97%, compounded semiannually, to reflect the mandatory six month waiting period pursuant to Internal Revenue Code Section 409A.

(12)	As of 12/31/2013, Mr. Chewens is entitled to 3 years of salary continuation, at $416,850, discounted for six months using 120% of the Applicable Federal Rate for December 2013, equal to 1.97%, compounded semiannually, to reflect the mandatory six month waiting period pursuant to Section 409A of the Internal Revenue Code.

(13)	Mr. Chewens is entitled to a benefit using the severance formula, as referenced in footnote (3) above, which is $2,037,211, based on 2013 amounts of $416,850 for salary and $264,491 for maximum bonus. This total is then discounted for six months using the 120% of the Applicable Federal Rate for December 2013, equal to 1.97%, compounded semiannually, to reflect the mandatory six month waiting period pursuant to Section 409A of the Internal Revenue Code. This results in the severance amount of $2,017,436 shown in the table.

(14)	As of 12/31/2013, Mr. Raven is entitled to three years of salary continuation, at $404,940, discounted for six months using the 120% of the Applicable Federal Rate for December 2013, equal to 1.97%, compounded semiannually, to reflect the mandatory six month waiting period pursuant to Section 409A of the Internal Revenue Code.

(15)	Mr. Raven is entitled to a benefit using the severance formula, as referenced in footnote (3) above, which is $1,979,003, based on 2013 amounts of $404,940 for salary and $256,934 for maximum bonus. This total is then discounted for six months using the 120% of the Applicable Federal Rate for December 2013, equal to 1.97%, compounded semiannually, to reflect the mandatory six month waiting period pursuant to Section 409A of the Internal Revenue Code. This results in the severance amount of $1,959,795 shown in the table.

(16)	As of 12/31/2013, Mr. Levy is entitled to three years of salary continuation, at $410,895, discounted for six months using the 120% of the Applicable Federal Rate for December 2013, equal to 1.97%, compounded semiannually, to reflect the mandatory six month waiting period pursuant to Section 409A of the Internal Revenue Code.

(17)	Mr. Levy is entitled to a benefit using the severance formula, as referenced in footnote (3) above, which is $2,008,108, based on 2013 amounts of $410,895 for salary and $260,713 for maximum bonus. This total is then discounted for six months using the 120% of the Applicable Federal Rate for December 2013, equal to 1.97%, compounded semiannually, to reflect the mandatory six month waiting period pursuant to Section 409A of the Internal Revenue Code. This results in the severance amount of $1,988,615 shown in the table.

(18)	As of 12/31/2013, Mr. Brenner is entitled to 1 year of salary continuation, at $309,000, discounted for six months using the 120% of the Applicable Federal Rate for December 2013, equal to 1.97%, compounded semiannually, to reflect the mandatory six month waiting period pursuant to Section 409A of the Internal Revenue Code.

(19)	Mr. Brenner is entitled to a benefit using the severance formula, as referenced in footnote (3) above, which is $1,010,122, based on 2013 amounts of $309,000 for salary and $196,061 for maximum bonus. This total is then discounted for six months using the 120% of the Applicable Federal Rate for December 2013, equal to 1.97%, compounded semiannually, to reflect the mandatory six month waiting period pursuant to Section 409A of the Internal Revenue Code. This results in the severance amount of $1,000,316 shown in the table.

In addition to the payments outlined above, pursuant to the employment agreements entered into with Messrs.  Dietrich, Chewens, Raven, and Levy if any of the NEO are terminated “without  cause”  (as defined in each such respective parties’ employment agreement) or if any such executive terminates his employment for “good reason” (as defined  in each such respective parties’ employment agreement) and if, within 18 months following the termination date, the executive should sell his principal residence, then the executive shall be reimbursed for (i) any shortfall between the net proceeds on the sale of his principal residence and the purchase price plus improvements, including reasonable transaction costs incurred in connection with such purchase and sale, and (ii) an amount necessary to pay all federal, state and local income taxes resulting from any reimbursement. The foregoing benefit shall also be made available to each of Messrs. Dietrich, Chewens, Raven, and Levy pursuant to their respective change in control agreements if (a) within 24 months from the date of occurrence of any event constituting a change in control of the Company such executive’s employment with the Company is terminated (i) by the Company for “disability” (as defined therein), (ii) by the Company without “cause” (as defined therein), or (iii) by the executive with “good reason” (as defined therein), or (b) within 12 months from the date of occurrence of any event constituting a change in control of the Company the executive terminates his employment either with or without good reason.

Agreements with Executive Officers

Employment Agreements

The Company currently has employment agreements with Messrs. Dietrich, Chewens, Raven and Levy. These employment agreements will terminate upon the earlier occurrence of the executive’s death, disability, discharge for “cause,” resignation, termination “without cause” (as such terms are defined in the employment agreements) or January 1, 2015. The agreements for Messrs. Dietrich, Chewens, Raven and Levy also provide for automatic one-year extensions occurring annually on each January 1. As of the date of this filing, the employment agreements for Messrs. Dietrich, Chewens, Raven, and Levy have been automatically extended to January 1, 2015. The Company currently has an employment agreement with Mr. Brenner. This agreement will terminate upon the earlier occurrence of the executive’s death, disability, discharge for “cause,” resignation, termination “without cause” (as such terms are defined in the agreement) or May 1, 2014. The agreement for Mr. Brenner also provides for automatic one-year extensions occurring annually on each May 1.

Upon termination of his respective agreement, Messrs. Dietrich, Chewens, Raven, Levy and Brenner are each entitled to receive accrued and unpaid salary, accrued rights under NBT’s employee plans and arrangements, unpaid expense reimbursements, and the cash equivalent of accrued annual vacation. If the executive’s employment is terminated by the Company other than for “cause” (as defined in the agreements), or by the executive for “good reason” (as defined in the agreements), then, upon execution of a separation agreement and release, the executive will be entitled to receive (i) his base salary on a monthly basis for a period of between one to three years following the termination date, depending on the date the executive’s employment was terminated, and (ii) a relocation payment if Messrs. Dietrich, Chewens, Raven and Levy relocates within 18 months after termination of employment from the Norwich, Binghamton, Scranton or Albany area, respectively, such relocation payment to include a make-whole payment and related gross-up tax payment if he sells his primary residence at a loss.

Each executive has also agreed that for one year after the termination of his agreement, he will not directly or indirectly compete with the Company or NBT Bank. Under the agreements, during the term of their employment, the executives may not disclose confidential information about the Company or its subsidiaries to any other person or entity. Each executive has also agreed that for a period of one year following the Termination Date (as defined in agreements), he shall not become an officer, employee, consultant, director or trustee of any savings bank, savings and loan association, savings and loan holding company, bank or bank holding company, where such position entails providing services to such company in any city, town or county where the Company or NBT Bank or their affiliates has an office, where the executive’s position or service for such company is competitive with or similar to the executive’s position or service with the Company or NBT Bank. The agreements also require that, if the Company prepares an accounting restatement due to the material noncompliance of the Company, as a result of misconduct, with regard to any financial reporting under the securities laws, and the executive is subject to automatic forfeiture under the Sarbanes Oxley Act of 2002, and he knowingly engaged in misconduct, was grossly negligent in engaging in the misconduct, knowingly failed to prevent the misconduct or was grossly negligent in failing to prevent the misconduct, the executive shall reimburse the Company for the amount of any payment earned or accrued during the 12 month period following the first public issuance or filing with the SEC of the financial document that contained such material noncompliance. In addition, if the Company is required to prepare an accounting restatement, the executive will forfeit any payments made based on the achievement of pre-established performance goals that are later determined, as a result of the accounting restatement, not to have been achieved (the “Clawback Clause”).

If any of the executives are terminated due to a change of control covered by his change in control agreement (discussed later), his severance payments will be determined under such change in control agreement. The employment agreements provide that in the event the executive becomes entitled to severance payments under the employment agreement, and if at this time the executive is a key employee with the Company for purposes of Section 409A of the Internal Revenue Code, then the Company will defer commencement of the executive’s severance payments until six months after his employment with the Company ends.

Change in Control Agreements

The Company currently has change in control agreements with each of Messrs. Dietrich, Chewens, Raven, Levy and Brenner. The agreements provide in general that, if within 24 months from the date of a change in control of the Company or NBT Bank, as defined in the agreements, employment is terminated without cause or by the executive with good reason, or if within 12 months of such change in control, the executive resigns, irrespective of the existence of good reason, then each executive will be entitled to receive 2.99 (or 2.0 for Mr. Brenner) multiplied by the sum of their annualized salary for the calendar year in which the change in control of the Company occurred, the maximum bonus that could have been paid to them for such calendar year if all applicable targets and objectives had been achieved, or if no formal bonus program is in effect, the largest bonus amount paid to the executive during any one of the three preceding years. The agreements also include a Clawback Clause in substantially the same form as described above in connection with the employment agreements.  The agreements do not provide for the right to receive a gross-up payment to compensate for the imposition of any excise taxes under Section 4999 of the Internal Revenue Code under certain circumstances.  Furthermore, while the agreements allow for any executive’s benefit under any SERP to be fully vested, no additional service credits or increased compensation formulas are utilized for purposes of calculating his severance amount.

 The agreements provide that in the event the executive becomes entitled to severance payments under the change in control agreement, and if at that time the executive is a key employee with the Company for purposes of Section 409A of the Internal Revenue Code, then the Company will defer commencement of the executive’s severance payments until six months after his employment with the Company ends.

Generally, these agreements provide that a change in control of the Company shall be deemed to have occurred if: (i) a person acquires beneficial ownership of 30% or more of the combined voting power of the Company’s voting securities; (ii) during any period of two consecutive years, individuals who at the beginning of such period constitute the board of directors cease for any reason to constitute at least a majority thereof, unless the election, or the nomination for election by Company shareholders, of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period; or (iii) there shall be consummated (x) any consolidation or merger of the Company in which the Company is not the continuing or surviving corporation or pursuant to which voting securities would be converted into cash, securities, or other property, other than a merger of the Company in which the holders of voting securities immediately prior to the merger have the same proportionate ownership of common stock of the surviving corporation immediately after the merger, or (y) any sale, lease, exchange, or other transfer (in one transaction or a series of related transactions) of all, or substantially all of the assets of the Company, provided that any such consolidation, merger, sale, lease, exchange or other transfer consummated at the insistence of an appropriate banking regulatory agency shall not constitute a change in control of the Company; or (iv) the shareholders of the Company approve the Company’s liquidation or dissolution.

Compensation Committee Interlocks and Insider Participation

The members of the Compensation and Benefits Committee are: John C. Mitchell (Chair), Patricia T. Civil, Timothy E. Delaney, Daryl R. Forsythe, Michael M. Murphy, V. Daniel Robinson, Lowell Seifter and Paul Solomon. There are no interlocking relationships involving Compensation and Benefits Committee members or NEOs of the Company that require disclosure in this Proxy Statement under the Exchange Act or the rules promulgated by the SEC thereunder.

NBT Bank has made loans to members of the Compensation and Benefits Committee. All such loans were made in the ordinary course of business, on substantially the same terms, including interest rates and collateral where applicable, as those prevailing at the time for comparable transactions with borrowers who are not related to NBT Bank, and did not involve more than normal risk of collectability or present other unfavorable features.

Certain Relationships and Related Party Transactions

NBT Bank has made loans to directors and executive officers in the ordinary course of business, on substantially the same terms, including interest rates and collateral where applicable, as those prevailing at the time for comparable transactions with borrowers who are not related to NBT Bank, and did not involve more than normal risk of collectability or present other unfavorable features.

During the period from January 1, 2013 through December 31, 2013, Mang Insurance Agency, LLC received $1,147,167 in commissions from Preferred Mutual Insurance Company, of which Director Robert Wadsworth was chairman of the board of directors.

Policies and Procedures Regarding Transactions with Related Persons

Pursuant to its Charter, the Audit and Risk Management Committee is responsible for reviewing potential conflict of interest situations. Pursuant to the Company’s Code of Business Conduct and Ethics, any transactions between the Company and a director, employee, or an immediate family member must adhere to the requirements set forth in Regulation O promulgated by the Board of Governors of the Federal Reserve System. The Company’s Loan Policy Manual covers Regulation O and states that no extension of credit or commitment to extend credit may be made to an insider unless it is made on substantially the same terms and conditions, including interest rates and collateral, as other comparable loans made to persons not affected by the policy and who are not employed by NBT Bank, and further, the loan may not involve more than normal risk of repayment. The policy also requires that loans made to insiders of more than $500,000 be pre-approved by the Board of Directors. A summary report of all insider loans outstanding and committed is also presented to the Board of Directors on a regular basis.

Compensation and Benefits Committee Report
The Compensation and Benefits Committee has reviewed and discussed with the Company’s management the Compensation Discussion and Analysis contained in this Proxy Statement. Based upon this review and discussion, the Committee recommended to the Company’s Board of Directors the inclusion of the Compensation Discussion and Analysis in this Proxy Statement.

Compensation and Benefits Committee
of
NBT Bancorp Inc.

John C. Mitchell (Chair)
Patricia T. Civil
Timothy E. Delaney
Daryl R. Forsythe
Michael M. Murphy
Lowell A. Seifter, Esq.
Paul M. Solomon

Audit and Risk Management Committee Report

Our Audit and Risk Management Committee is comprised of five directors who are not officers or employees of NBT. Each of the members of the Audit and Risk Management Committee is an independent director as defined by the SEC rules and Rule 5605 of the NASDAQ Stock Market. The Audit and Risk Management Committee held four meetings during 2013. The meetings were designed to facilitate and encourage private communication between the Audit and Risk Management Committee, the internal auditors and our independent registered public accounting firm, KPMG LLP.

Our Audit and Risk Management Committee acts under a written charter adopted and approved by our Board, a copy of which is available on the Company’s website at www.nbtbancorp.com/bncp/corporategov.html. The Audit and Risk Management Committee has performed the procedures specified in the charter regarding the preparation and review of our consolidated financial statements as of and for the year ended December 31, 2013. Among the procedures performed, the Audit and Risk Management Committee has:

●	Reviewed and discussed the audited consolidated financial statements for the year ended December 31, 2013 with NBT management and KPMG LLP, our independent registered public accounting firm;

●	Discussed with KPMG LLP the matters required to be discussed by Auditing Standard No. 16, “Communications with Audit Committees” issued by the Public Company Accounting Oversight Board; and

●	Received the written disclosures and the letter from KPMG LLP required by relevant professional and regulatory standards and discussed with KPMG LLP its independence.

On the basis of its review as specified in the charter and discussions referred to in this section of the Proxy Statement, the Audit and Risk Management Committee has recommended to our Board that the audited consolidated financial statements be included in our Annual Report Form 10-K for the year ended December 31, 2013 for filing with the SEC.

Audit and Risk Management Committee
of
NBT Bancorp Inc.

Patricia T. Civil (Chair)
Timothy E. Delaney
Michael M. Murphy
Lowell A. Seifter, Esq.
Robert A. Wadsworth

PROPOSAL 2	ADVISORY VOTE REGARDING COMPENSATION OF THE NAMED EXECUTIVE OFFICERS OF THE COMPANY

The Company is providing its shareholders an opportunity to vote to approve, on a non-binding, advisory basis, the compensation of its NEOs as disclosed in this Proxy Statement.

The compensation of our NEOs is disclosed in the Compensation Discussion and Analysis, the compensation tables and the other related tables and narrative disclosure contained on pages 17 to 43 of this Proxy Statement. As discussed in those disclosures, the Board believes that the Company’s executive compensation philosophy, guidelines and programs provide a strong link between each NEO’s compensation and the Company’s short and long-term performance. The primary objectives of the Company’s executive compensation program are to attract and retain talented senior executives and to motivate senior executives by rewarding them for outstanding corporate and individual performance.

The Company is asking its shareholders to indicate their support for its NEO compensation as described in this Proxy Statement. This proposal, commonly known as a “Say-on-Pay” proposal, gives the Company’s shareholders the opportunity to express their views on the compensation of the Company’s NEOs. Accordingly, shareholders are being asked to vote “FOR” the following resolution:

“RESOLVED, that the shareholders of NBT Bancorp Inc. approve, on an advisory basis, the compensation of the NEOs, as described in the Compensation Discussion and Analysis, the summary compensation tables and the other related tables and narrative disclosure contained on pages 17 to 43 of the Company’s Proxy Statement for its 2014 annual meeting of shareholders.”

Your vote on this Proposal 2 is advisory, and therefore not binding on the Company, the Compensation Committee or the Board. The Board and Compensation Committee value the opinions of the Company’s shareholders and to the extent there is any significant vote against the NEO compensation as disclosed in this Proxy Statement, the Company will consider its shareholders’ concerns and the Compensation Committee will evaluate whether any actions are necessary to address those concerns.

A majority of the votes present in person or represented by proxy at the Annual Meeting is required to approve this Proposal 2. Abstentions will have the same effect as votes against the proposal. Broker non-votes will have no effect on the vote for this proposal. If no voting instructions are given, the accompanying proxy will be voted for this Proposal 2.

The Board of Directors unanimously recommends that the shareholders vote “FOR” the approval of the compensation of the Company’s named executive officers, as described in the Compensation Discussion and Analysis, the summary compensation table and the other related tables and narrative disclosure contained on pages 17 to 43 of this Proxy Statement.

PROPOSAL 3	RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

Independent Registered Public Accounting Firm

Our Audit and Risk Management Committee  has appointed KPMG LLP as our independent registered public accounting firm to audit our consolidated financial statements for the fiscal year ending December 31, 2014. KPMG LLP has served as our independent registered public accounting firm since 1987. We expect representatives of KPMG LLP to be present at our annual meeting. Those representatives will have an opportunity to make a statement if they desire to do so and will also be available to respond to appropriate questions.

Although shareholder ratification of the appointment of the Company’s independent registered public accounting firm is not required by our Bylaws or otherwise, we are submitting the selection of KPMG LLP to our shareholders for ratification to permit shareholders to participate in this important corporate decision. If not ratified, the Audit and Risk Management Committee will reconsider the selection.

The Board of Directors unanimously recommends that shareholders vote “FOR” the ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm.

Audit Fees and Non-Audit Fees

The following table presents fees for professional audit services rendered by KPMG LLP for the audit of NBT’s annual consolidated financial statements and the effectiveness of internal control over financial reporting for the fiscal years ended December 31, 2013 and 2012, and fees billed for other services provided by KPMG LLP. Prior to any new engagement representing a permissible audit or non-audit activity, approval of the Audit and Risk Management Committee is required.

	2013	2012

Audit Fees (1)	$811,500	$743,000
Audit Related Fees (2)	$56,000	$56,000
Tax Fees (3)	$69,925	$43,350
All Other Fees (4)	$-	$-
Total Fees	$937,425	$842,350

(1)	Audit Fees consist of fees billed for professional services rendered for the audit of NBT’s consolidated annual financial statements and review of the interim consolidated financial statements included in quarterly reports and services that are normally provided by KPMG LLP in connection with statutory and regulatory filings or engagements including $161,500 and $143,000 in 2013 and 2012 respectively, related to Alliance Financial Corporation and Hampshire First Bank acquisitions. Audit Fees also include activities related to internal control reporting under Section 404 of the Sarbanes-Oxley Act.

(2)	Audit Related Fees consist of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of NBT’s consolidated financial statements and are not reported under “Audit Fees.” This category includes fees for employee benefit plan audits.

(3)	Tax Fees consist of fees billed for professional services rendered for preparation and review of tax returns, examination assistance and other tax compliance work.

(4)	All Other Fees consist of fees billed for services not included in Audit Fees, Audit Related Fees or Tax Fees.

Audit and Risk Management Committee Review

Our Audit and Risk Management Committee concluded that KPMG LLP’s provision of the non-audit services summarized in the preceding section is compatible with maintaining KPMG LLP’s independence.

Audit and Risk Management Committee Pre-Approval Requirements

The Audit and Risk Management Committee has adopted a policy regarding the pre-approval of audit and permitted non-audit services to be performed by KPMG LLP. Annually, the Audit and Risk Management Committee will consider and approve the provision of audit and non-audit services by KPMG LLP that are not prohibited by law. In addition, the Audit and Risk Management Committee will, as necessary, consider and approve the provision of additional audit and non-audit services by KPMG LLP which are not encompassed by the Audit and Risk Management Committee’s annual pre-approval. All audit and non-audit services performed by KPMG LLP during fiscal 2013 were pre-approved pursuant to the procedures outlined above, and none of the engagements pre-approved by the Committee  during 2013 made use of the de minimis exception to pre-approval contained in the applicable rules of the SEC.

OTHER MATTERS

Shareholder Proposals for the 2014 Annual Meeting

Shareholder Proposals for Inclusion in Next Year’s Proxy Statement

Shareholder proposals submitted pursuant to Rule 14a-8 of the Exchange Act for inclusion in our proxy statement for the 2015 annual meeting of shareholders must be received by the Company by December 5, 2014. Each proposal must comply with the requirements as to form and substance established by the SEC for such a proposal to be included in the Proxy Statement and form of proxy. SEC rules  set forth standards  as to what shareholder proposals corporations must include in a proxy statement for an annual meeting.

Other Shareholder Proposals for Presentation at Next Year’s Annual Meeting

The Company’s Bylaws establish an advance notice procedure with regard to any proposal that is not submitted for inclusion in next year’s proxy statement, but is instead sought to be presented directly at the 2015 annual meeting. Written notice of such shareholder proposal for the next annual meeting of our shareholders must be received by our President at our principal executive offices not later than January 6, 2015 and must not have been received earlier than December 5, 2014 in order to be considered timely, and must contain specified information concerning the matters proposed to be brought before such meeting and concerning the shareholder proposing such matter. If a shareholder fails to meet these deadlines and fails to satisfy the requirements of Rule 14a-4 under the Exchange Act, the Company may exercise discretionary voting authority under proxies it solicits to vote on any such proposal as it determines appropriate.

Important Notice Regarding Delivery of Shareholder Documents

Only one copy of this Proxy Statement and the Company’s 2013 Annual Report may be sent to an address shared by more than one shareholder. This practice, known as “householding,” is designed to reduce the Company’s printing and mailing costs. If any shareholder residing at such an address wishes to receive a separate copy of this Proxy Statement or the Company’s 2013 Annual Report, he or she may contact the Company’s Shareholder Relations Department at NBT Bancorp Inc., 20 Mohawk Street, Canajoharie, New York 13317, or by telephone at (800) 628-2265, option 7. Any such shareholder may also contact the Shareholder Relations Department using the above contact information if he or she would like to receive separate Proxy Statements and Annual Reports in the future. If you are receiving multiple copies of Proxy Statements and Annual Reports, you may request householding in the future by contacting the Shareholder Relations Department using the above contact information.

Other Matters

As of the date of this Proxy Statement, our Board knows of no matters that will be presented for consideration at our meeting other than as described in this Proxy Statement. If any other matters should properly come before our meeting and be voted upon, the enclosed proxies will be deemed to confer discretionary authority on the individuals named as proxies to vote the shares represented by those proxies as to those matters. The persons named as proxies intend to vote in accordance with the determination of the majority vote of our Board.

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time, on May 5, 2014. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on May 5, 2014. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
M57694-P38404	KEEP THIS PORTION FOR YOUR RECORDS
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

NBT BANCORP INC.			For	Withhold	For All	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
			All	All	Except
The Board of Directors recommends you vote FOR the following:
2.	To elect four directors, each for a three-year term (Proposal 2).		☐	☐	☐

Nominees:

01) Timothy E. Delaney
02) James H. Douglas
03) Joseph A. Santangelo
04) Lowell A. Seifter, Esq.
05) Richard Chojnowski
								For	Against	Abstain
The Board of Directors recommends you vote FOR proposals 2 and 3.

2.	To approve, on a non-binding, advisory basis, the compensation paid to the Company’s named executive officers (“Say on Pay”) (Proposal 2).							☐	☐	☐

3.	To ratify the appointment of KPMG LLP as NBT Bancorp Inc.'s independent registered public accounting firm for the year ending December 31, 2014 (Proposal 3).							☐	☐	☐

NOTE: The proxies are authorized to vote in accordance with the majority vote of NBT Bancorp Inc.'s Board of Directors, upon such other business that may properly come before the meeting.

For address changes/comments, mark here. (see reverse for instructions)					☐

			☐	☐

Please indicate if you plan to attend this meeting.			Yes	No

Please sign exactly as name(s) appear(s) hereon. When signing as attorney, executor, administrator, trustee, guardian, or in other fiduciary capacity, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]		Date				Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement, Form 10-K and Annual Report are available at www.nbtbancorp.com/bncp/proxy.html

M57695-P38404

NBT BANCORP INC.
Annual Meeting of Shareholders
May 6, 2014 10:00 AM
This proxy is solicited by the Board of Directors

The undersigned shareholder(s) hereby appoint(s) F. Sheldon Prentice and John Daly and either of them, with full power of substitution, proxies to represent the undersigned shareholder at the Annual Meeting of Shareholders of NBT Bancorp Inc. ("NBT") to be held at the DoubleTree by Hilton Binghamton, 225 Water Street, Binghamton, New York 13901 on May 6, 2014 at 10:00 a.m. local time, or at any adjournment or postponement of the meeting, with all power which the undersigned shareholder(s) would possess if personally present, and to vote all shares of NBT's common stock which the undersigned shareholder(s) may be entitled to vote at the meeting upon the following proposals described in the accompanying proxy statement, in accordance with the following instructions and, in accordance with the majority vote of NBT's Board of Directors, upon any other matters that may properly come before the meeting.

This proxy, when properly executed, will be voted as directed by the undersigned shareholder. If no direction is indicated, a properly executed proxy will be voted FOR the election of all director nominees listed in Proposal 1, FOR Proposal 2 and FOR Proposal 3. The undersigned shareholder hereby revokes any proxy or proxies heretofore given.

Address change/comments:

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side